Exhibit 2.1

EXECUTION COPY

Agreement and Plan Of Merger

among

Straight Path Communications Inc.,

VERIZON COMMUNICATIONS INC.

and

WAVES MERGER Sub I, Inc.

Dated as of May 11, 2017

Table of Contents

ARTICLE I	The Merger; Closing; Effective Time; Surviving Corporation	3

1.1	The Merger	3
1.2	Closing	3
1.3	Effective Time	3
1.4	Effects of the Merger	3
1.5	The Certificate of Incorporation	3
1.6	The By-Laws	4
1.7	Directors and Officers	4

ARTICLE II	Consideration; Effect of the Merger On Capital Stock; Exchange of Certificates	4

2.1	Consideration; Effect of the Merger on Capital Stock	4
2.2	Exchange of Certificates	5
2.3	Treatment of Incentive Equity	7
2.4	Adjustments to Prevent Dilution	8

ARTICLE III	Representations and Warranties of the Company	8

3.1	Organization, Good Standing and Qualification	8
3.2	Capital Structure	9
3.3	Corporate Authority; Approval and Fairness	10
3.4	Governmental Filings; No Violations; Certain Contracts, Etc	11
3.5	Company Reports; Financial Statements	12
3.6	FCC Matters	13
3.7	Absence of Certain Changes	15
3.8	Litigation and Liabilities	15
3.9	Employee Benefits	16
3.10	Labor Matters	17
3.11	Compliance with Laws	17
3.12	Material Contracts	18
3.13	Real Property	20
3.14	Takeover Statutes	20
3.15	Environmental Matters	20
3.16	Taxes	21
3.17	Intellectual Property	22
3.18	Certain Information	22
3.19	Brokers and Finders	23
3.20	Opinion of Financial Advisor	23
3.21	Interested Party Transactions	23
3.22	No Other Representations or Warranties	23
3.23	Acknowledgement of Disclaimer of Other Representations and Warranties	24

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ARTICLE IV	Representations and Warranties of Parent and Merger Sub	24

4.1	Organization, Good Standing and Qualification	24
4.2	Capital Stock of Parent	25
4.3	Corporate Authority	25
4.4	Parent Reports; Financial Statements	25
4.5	Governmental Filings; No Violations; Etc	26
4.6	Litigation	27
4.7	Available Funds	27
4.8	Capitalization of Merger Sub	27
4.9	Operation of Merger Sub	27
4.10	Certain Information	28
4.11	Brokers and Finders	28
4.12	Reorganization Treatment	28
4.13	No Other Representations or Warranties	28
4.14	Acknowledgement of Disclaimer of Other Representations and Warranties	28

ARTICLE V	Covenants	29

5.1	Interim Operations	29
5.2	No Solicitation; Change in Recommendation	32
5.3	Preparation of the Form S-4 and the Proxy Statement/Prospectus	36
5.4	Stockholders Meeting	36
5.5	Reorganization Transactions	37
5.6	Listing of Parent Shares	37
5.7	Filings; Other Actions; Notification	37
5.8	Access and Reports; Confidentiality	39
5.9	Stock Exchange Delisting	40
5.10	Publicity	40
5.11	Employee Benefits	41
5.12	Expenses	42
5.13	Indemnification; Directors’ and Officers’ Insurance	42
5.14	Control of Operations	44
5.15	Other Actions by the Company	44
5.16	Compliance with FCC Consent Decree; Payment of Company Transaction Expenses	44
5.17	Regulatory Compliance	44
5.18	Warrants	45
5.19	IP Group Sale and Trust Distribution	45
5.20	Separation and Distribution Agreement	45

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ARTICLE VI	Conditions	45

6.1	Conditions to Each Party’s Obligation to Effect the Merger	45
6.2	Conditions to Obligations of Parent and Merger Sub	46
6.3	Conditions to Obligation of the Company	47
6.4	Frustration of Closing Conditions	47

ARTICLE VII	Termination	48

7.1	Termination by Mutual Consent	48
7.2	Termination by Either Parent or the Company	48
7.3	Termination by the Company	48
7.4	Termination by Parent	49
7.5	Effect of Termination and Abandonment	50

ARTICLE VIII	Miscellaneous and General	52

8.1	Survival	52
8.2	Modification or Amendment	52
8.3	Waiver of Conditions	52
8.4	Counterparts	53
8.5	Governing Law and Venue; Waiver of Jury Trial	53
8.6	Notices	54
8.7	Entire Agreement	55
8.8	No Third Party Beneficiaries	55
8.9	Obligations of Parent and of the Company	55
8.10	Transfer Taxes	55
8.11	Severability	55
8.12	Interpretation; Construction	56
8.13	Assignment	56
8.14	Specific Performance	56

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List of Exhibits

Annex I	Defined Terms
Exhibit A	Form of Voting Agreement
Exhibit B	IP Group Sale and Trust Distribution Term Sheet
Exhibit C	Form of Company Certificate
Exhibit D	Form of Parent Certificate

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Agreement and Plan of Merger

This Agreement and Plan of Merger (hereinafter called this “Agreement”), dated as of May 11, 2017, is made by and among Straight Path Communications Inc., a Delaware corporation (the “Company”), Verizon Communications Inc., a Delaware corporation (“Parent”), and Waves Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”).

Recitals

WHEREAS, the board of directors of Merger Sub has approved and declared advisable this Agreement, the Merger, and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement with Parent and Merger Sub, (b) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Stockholders Meeting and (c) recommended to the stockholders of the Company that they adopt this Agreement and approve the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) the Company is terminating that Agreement and Plan of Merger, dated as of April 9, 2017, by and among AT&T Inc., Switchback Merger Sub Inc. and the Company (the “AT&T Merger Agreement”) in accordance with its terms, and (b) on behalf of the Company, Parent will pay in full the Company Termination Fee (as defined in the AT&T Merger Agreement) to AT&T pursuant to Section 7.5(b) of the AT&T Merger Agreement (the “AT&T Termination Fee”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incur the obligations set forth herein, a stockholder of the Company, who beneficially owns 787,163 shares of Class A common stock, par value $0.01 per share, of the Company representing approximately 66.79% of the combined voting power of all of the Company’s outstanding common stock, is entering into a Voting Agreement with Parent in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, upon the terms and conditions set forth therein, such stockholder has agreed to vote the Shares over which it has voting control in favor of the adoption of this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and that this Agreement constitutes, and is adopted as, a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

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NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time; Surviving Corporation

1.1       The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

1.2       Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, at 10:00 A.M. (Eastern Time) on the second (2nd) Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3       Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the time at which the Merger becomes effective being herein referred to as the “Effective Time”).

1.4       Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and the separate corporate existence of the Company shall continue unaffected by the Merger.

1.5       The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), except that the name of the Surviving Corporation shall be Straight Path Communications Inc., until duly amended as provided therein or by applicable Law.

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1.6       The By-Laws. At the Effective Time, and without any further action on the part of the parties hereto, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), except that the name of the Surviving Corporation shall be Straight Path Communications Inc., until duly amended as provided therein or by applicable Law.

1.7       Directors and Officers. Unless otherwise agreed by the parties hereto prior to the Effective Time, the parties hereto shall take all actions necessary so that the officers and the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers and directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws of the Surviving Corporation. The Company shall use reasonable best efforts to cause each director and officer of the Company and its Subsidiaries prior to the Effective Time to deliver to Parent signed resignation letters effective as of the Effective Time.

ARTICLE II

Consideration; Effect of the Merger On Capital Stock; Exchange of Certificates

2.1       Consideration; Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or any capital stock of Merger Sub:

(a)       Capital Stock of Merger Sub. Each issued and fully outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)       Merger Consideration. Each share of Class A common stock, par value $0.01 per share, of the Company and each share of Class B common stock, par value $0.01 per share, of the Company (each, a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent, and Shares owned by the Company or any direct or indirect Subsidiary of the Company, and in each case not held on behalf of third parties (each such Share, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive a number of validly issued, fully paid in and nonassessable Parent Shares equal to the quotient determined by dividing $184.00 (“Per Share Amount”) by the Parent Share Value and rounding to the nearest ten-thousandth of a Share (which consideration shall hereinafter be referred to as the “Per Share Merger Consideration”). At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each certificate (a “Certificate” it being understood that any reference herein to a “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Shares) formerly representing any of the Shares (other than Excluded Shares), and each book-entry account statement relating to the ownership of Shares (other than Excluded Shares), shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

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(c)       Treatment of Excluded Shares. Except as provided in the second sentence of this Section 2.1(c), each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist. Each Excluded Share held by Merger Sub or any direct or indirect subsidiary of Parent or the Company shall remain outstanding and be unaffected by the Merger.

2.2       Exchange of Certificates.

(a)       Exchange Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) to act as agent (the “Exchange Agent”) for the purpose of exchanging Certificates and book-entry shares for the Per Share Merger Consideration. Parent shall pay all costs, fees and expenses incurred in connection with the retention and engagement.

(b)       Deposit. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, any Parent Shares sufficient to pay any Per Share Merger Consideration that may be payable from time to time following the Effective Time. All Parent Shares deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Per Share Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund.

(c)       Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor one or more Parent Shares which shall represent, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.1(b), less any required Tax withholdings as provided in Section 2.2(h). The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Parent Shares to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

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(d)       No Further Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.2(h)) that number of Parent Shares equal to (x) the number of Shares represented by the Certificate multiplied by (y) the Per Share Merger Consideration.

(e)       Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)        No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or cancellation of In-the-Money Options. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Certificates (or effective affidavits of loss in lieu thereof) delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(f), a cash payment in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) (as so reduced, the “share proceeds”) in one or more transactions of a number of Parent Shares, such number equal to the excess of (i) the aggregate number of Parent Shares to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole Parent Shares to be distributed to the holders of Certificates pursuant to Section 2.2(c) (such excess being the “Excess Shares”). The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Parent Shares that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in this Section 2.2(f) and shall be executed in round lots to the extent practicable. Until the share proceeds of such sale or sales have been distributed to the holders of such Shares, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Shares (the “Fractional Share Proceeds”). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Shares shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of such Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of such Shares would otherwise be entitled.

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(g)       Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue the Per Share Merger Consideration such Person has a right to receive pursuant to Article II (after giving effect to any required Tax withholdings as provided in Section 2.2(h)).

(h)       Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or In-the-Money Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

2.3       Treatment of Incentive Equity.

(a)       Company Options. Immediately prior to the Effective Time, each outstanding option, whether vested or unvested, to purchase Shares that was granted under the 2013 Plan (each such option, a “Company Option”) shall be terminated and cancelled. The holder of a Company Option having an exercise price that is less than the Per Share Amount, (such Company Option, an “In-the-Money Option”) shall be entitled to receive, as soon as reasonably practicable after the Effective Time, a number of Parent Shares equal to the quotient determined by dividing (i) the excess, if any, of (x) the Per Share Amount over (y) the per-Share exercise price for the Shares that would have been issuable upon exercise of such In-the-Money Option (with the understanding that, for purposes of this clause, if there are different exercise prices for different In-the-Money Options held by the same holder, separate calculations shall be made for each exercise price), by (ii) the Parent Share Value and rounding to the nearest ten-thousandth of a Share. The holder of any such Company Option that is not an In-the-Money Option shall have no further rights or entitlements with respect thereto. Parent shall pay to each holder of In-the-Money Options cash in lieu of fractional shares to which such holder would be entitled pursuant to this Section 2.3(a); provided that the calculation of the amount of such fractional shares shall be determined on an aggregate basis taking into account all In-the-Money Option grants held by such holder.

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(b)       Company Restricted Stock. At the Effective Time, each vested and unvested share of restricted stock granted pursuant to the 2013 Plan that is outstanding immediately prior to the Effective Time (each such share, a share of “Company Restricted Stock”) shall be terminated and cancelled and shall only entitle the holder of each such share of Company Restricted Stock to receive, as soon as reasonably practicable after the Effective Time, an amount equal to the Per Share Merger Consideration (without interest and after giving effect to any required Tax withholdings as provided in Section 2.2(h)).

(c)       Treatment of the Plan. The Company shall terminate the 2013 Plan effective as of the Effective Time.

(d)       Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Section 2.3(a), Section 2.3(b) and Section 2.3(c). Without limiting the generality of the foregoing, the Company shall take all actions reasonably necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be (i) bound by any options, stock appreciation rights or other rights to receive equity of the Company, whether under the 2013 Plan or otherwise, or (ii) required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Option or share of Company Restricted Stock.

2.4       Adjustments to Prevent Dilution. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time shall have been changed after the date hereof into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend, stock distribution, recapitalization, merger (other than the Merger), issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE III

Representations and Warranties of the Company

Except as set forth (a) in the Company Reports filed with or furnished to the SEC after the Applicable Date and prior to the date of this Agreement to the extent that the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent (excluding, in each case, any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are cautionary, predictive or forward-looking in nature) or (b) in the corresponding Sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection to which the relevance of such item is readily apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1       Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. The Company has provided to Parent prior to the date of this Agreement correct and complete copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

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3.2       Capital Structure.

(a)       The authorized capital stock of the Company consists of (i) 2,000,000 shares of Class A common stock, of which 787,163 shares were outstanding as of the close of business on May 8, 2017, (ii) 40,000,000 shares of Class B common stock, of which 11,950,553 shares were outstanding as of the close of business on May 8, 2017, and of which 374,375 shares constituted shares of Company Restricted Stock and 39,693 shares are held by the Company in its treasury, and (iii) 3,000,000 shares of preferred stock, $0.01 per share (the “Preferred Shares”), of which no Preferred Shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of May 8, 2017, an aggregate of 96,361 Company Options were outstanding with respect to shares of Class B common stock. From the close of business on May 8, 2017 through the date of this Agreement, there have been no issuances or grants of shares of Class A common stock, Class B common stock (other than pursuant to the exercise of the Company Options referred to in the immediately preceding sentence as outstanding at the close of business on May 8, 2017 or the Initial Warrants), Company Restricted Stock, Preferred Shares or Company Options. The Company has no shares of Class A common stock, Class B common stock, preferred stock or shares of any other class or series of capital stock reserved for issuance or subject to issuance, except that as of May 8, 2017, there were an aggregate of 64,033 shares of Class B common stock reserved for issuance pursuant to Company Options and Company Restricted Stock under the 2013 Plan. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrance or other restriction or limitation (including any limitations on the right to vote or transfer any such shares). There are no preemptive or other outstanding rights, options (other than Company Options), warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, indebtedness, notes or other obligations (x) the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter or (y) that are required to be registered under the Exchange Act. Section 3.2(a) of the Company Disclosure Letter sets forth a complete and correct list as of May 8, 2017, of the outstanding Company Options and Company Restricted Stock and all warrants and other options, contracts or rights to acquire shares of capital stock of the Company or its Subsidiaries, including the holder, date of grant, term, number of shares, exercise price and vesting schedule. Neither the Company nor any Subsidiary has issued any stock appreciation rights, “phantom” stock rights or other similar rights.

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(b)       Section 3.2(b) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Person in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(c)       Each Company Option (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the 2013 Plan, (ii) has an exercise price or reference price per Share equal to or greater than the fair market value of a Share on the date of such grant, and (iii) complies in all material respects with Section 409A of the Code.

(d)       Except as expressly contemplated by the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

3.3       Corporate Authority; Approval and Fairness.

(a)       The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the votes that can be cast by holders of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)       The Company Board has (i) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (ii) directed that this Agreement be submitted to the holders of Shares for their adoption and (iii) received the opinion of its financial advisor, Evercore, to the effect that the Per Share Merger Consideration is fair from a financial point of view, as of the date of such opinion and subject to the limitations and qualifications therein, to the holders (other than Parent and its Subsidiaries) of Shares. The Company Board has taken all action so that neither Parent nor any of its Affiliates will be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the Voting Agreement or the consummation of the transactions in the manner contemplated hereby.

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3.4       Governmental Filings; No Violations; Certain Contracts, Etc.

(a)       Other than the filings and/or notices (i) pursuant to Section 1.3, (ii) under the HSR Act, (iii) under the Communications Act, including any rules, regulations and orders (the “FCC Rules”) of the FCC, (iv) under the rules and regulations of the NYSE and (v) under any state securities or “blue sky” laws, no notices, reports or other filings are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by the Company or its Subsidiaries from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b)       The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in

(i)       a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any Company Subsidiary,

(ii)     with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination or modification) or default under, payment of additional fees under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby and thereby) compliance with the matters referred to in Section 3.4(a) and receipt of the Requisite Company Vote, under any Law, Order or Permit to which the Company or any of its Subsidiaries is subject, or

(iii)     any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

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3.5       Company Reports; Financial Statements.

(a)       The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act, or the Securities Act, since December 31, 2014 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)       The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c)       The Company has established and maintains a system of disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Company in periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains internal control over all material financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over material financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company.

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(d)       Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated balance sheets, consolidated statements of comprehensive income, consolidated changes in stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with all applicable rules and regulations of the SEC and GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto. There are no material off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Company Reports filed prior to the date hereof nor any obligations to enter into any such arrangements. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff.

3.6       FCC Matters.

(a)       Section 3.6(a) of the Company Disclosure Letter sets forth a correct and complete list of all FCC Licenses, all pending applications by the Company or any of its Subsidiaries for licenses that would be FCC Licenses if issued or granted, and all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any FCC License. For each FCC License, Section 3.6(a) of the Company Disclosure Letter sets forth, as applicable, the complete and correct (i) FCC Registration Number (“FRN”) and name of the licensee or holder of the authorization, (ii) FCC call sign, license number or other license or authorization identifier, (iii) name of the radio service and FCC Radio Service Code or other service and service designations used by the FCC for the type of authorization in question, (iv) geographic area for which the Company and its Subsidiaries are authorized to provide service, (v) frequency block or description of authorized spectrum band, and (vi) grant date, renewal date and current expiration date. The FCC Licenses constitute all the licenses and authorizations necessary from the FCC for the business operations of the Company and its Subsidiaries as they are currently being conducted. Except as set forth in the FCC Consent Decree, there is no condition outside of the ordinary course imposed on any of the FCC Licenses by the FCC (including any condition on the grant of a renewal application) that is not disclosed on the face of the reference copy of the FCC License in the FCC’s Universal Licensing System or database or other FCC database; provided, that “ordinary course” shall mean any condition described in any federal statutes, FCC Rules or similar sources that apply generally to FCC licenses of the same service.

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(b)       Each FCC License has been granted by the FCC pursuant to a Final Order to be held by the licensee listed on Section 3.6(a) of the Company Disclosure Letter, is valid and in full force and effect, and has not been suspended, revoked, cancelled, terminated or forfeited or adversely modified. There is no proceeding pending before the FCC or any other Governmental Entity (and no pending judicial review of such a proceeding) or, to the Knowledge of the Company, threatened by any Person with respect to any FCC License that would, individually or in the aggregate, reasonably be likely to result in the suspension, revocation, cancellation, termination, forfeiture, or adverse modification of any FCC License. To the Knowledge of the Company, no event, condition or circumstance exists or, after notice or lapse of time or both, would exist that would constitute a breach of, or default under, the terms and conditions of any FCC License or the FCC Consent Decree that would preclude any FCC License from being renewed in the ordinary course (to the extent that such FCC License is renewable by its terms) or could reasonably be expected to place such FCC License at risk of suspension, revocation, cancellation, termination, forfeiture or modification.

(c)       Each of the Company and its Subsidiaries is in compliance with the terms of the FCC Consent Decree and, in all material respects, with the FCC Rules and any other Laws that apply to, or that are contained in, each FCC License and has timely fulfilled and performed all of its material obligations with respect thereto, including making all reports, filings, notifications and applications to the FCC. The Company has provided Parent prior to the date of this Agreement with access to copies of each such report, filing, notification and application, including ownership reports and regulatory fee filings, filed in the last three (3) years, with the exception of those reports, filings, notifications and applications that are available in their entirety in the FCC’s Universal Licensing System database. Except as would not be material to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has made any misstatements of fact, or omitted to disclose any material fact, to any Governmental Entity or in any report, document or certificate filed therewith. Except as would not be material to the Company or any of its Subsidiaries, the Company has not incurred, or if incurred the Company has fully discharged, any fine, charge or other liability resulting from any noncompliance prior to the Closing relating to such reports, filings, notifications and applications. Except as would not be material to the Company or any of its Subsidiaries, the Company has timely made the payment of all regulatory fees and contributions to the FCC, the United States Treasury or any other Governmental Entity with respect to any FCC License or which are otherwise required by the FCC Rules, including Universal Service Fund and TRS Fund contributions. Except as set forth in Section 3.6(c) of the Company Disclosure Letter, no payment is owed to the FCC or any other Governmental Entity with respect to the ownership and operation of any FCC License. The consummation of the transaction contemplated hereby will not cause the FCC to impose any unjust enrichment penalties pursuant to 47 C.F.R. § 1.2111.

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(d)       Except as would not be material to the Company or any of its Subsidiaries, none of the FCC Licenses has been modified by the Company or its Subsidiaries in any respect. There is no pending or planned application by the Company or any of its Subsidiaries to modify any FCC License. Neither the Company nor any of its Subsidiaries have (i) entered into any field-strength agreements or otherwise granted any Interference Consents with respect to any of the spectrum that is the subject of any of the FCC Licenses, or (ii) waived or relinquished any material right or claim with respect to any of the spectrum that is the subject of any FCC License.

(e)       Neither the Company nor any of its Subsidiaries has a spectrum lease with any other Person (other than leases solely among the Company and/or direct or indirect Subsidiaries of the Company) and no other Person has any right, title or interest in or with respect to any FCC License or any right to use any spectrum covered by any FCC License.

(f)        Neither the Company nor any of its Subsidiaries (i) holds, or is required to hold, any Permits issued or granted by a PUC, (ii) to the Knowledge of the Company, has any customers or assets used to provide any intrastate services subject to the jurisdiction of any PUC and (iii) otherwise engages in any activities, business or operations or hold any assets or Permits that would subject the Company or any of its Subsidiaries to the jurisdiction or authority of any PUC.

(g)       Neither the Company nor any of its Subsidiaries is operating on or using, and no other Person has any rights granted to it by the Company or its Subsidiaries to operate on or otherwise use, any of the spectrum covered by the FCC Licenses and, to the Knowledge of the Company, no other Person has the right, pursuant to any grant of rights by the FCC, to operate on or otherwise use any of such spectrum covered by the FCC Licenses.

3.7       Absence of Certain Changes. Since December 31, 2016 and through the date of this Agreement: (a) there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect, (b) except as contemplated in Section 5.11(b) and Section 5.19, (c) the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of such businesses consistent with past practices and (d) except as set forth on Section 3.7 of the Company Disclosure Letter, neither the Company nor any Subsidiary has taken any action that would have been prohibited by Section 5.1 of this Agreement if such action were taken after the execution and delivery of this Agreement.

3.8       Litigation and Liabilities. As of the date of this Agreement, except as set forth on Section 3.8 of the Company Disclosure Letter, (a) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets; (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order; and (c) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries seeking to prevent, hinder, modify, delay or challenge the Merger or any other transactions contemplated by this Agreement.

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3.9       Employee Benefits.

(a)       Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each Benefit Plan. The Company has provided or made available to Parent prior to the date of this Agreement correct and complete copies of all the Benefit Plans and all amendments thereto and any current summary plan descriptions, most recent Forms 5500 with schedules, and most recent IRS determination or opinion letters, in each case, to the extent applicable.

(b)       Each of the Benefit Plans is currently in, and has at all times been operated and administered in, material compliance with ERISA, the Code and all other applicable Laws. Each of the Benefit Plans that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or is the subject of an opinion letter from the IRS and the Company is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) or 401(k) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(c)       None of the Company, any of its Subsidiaries or any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has within the past six (6) years contributed to, sponsored or maintained any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, Section 412 of the Code or Section 312 of ERISA, including a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d)       None of the Benefit Plans provides retiree or post-employment medical, disability, life insurance or other retiree welfare benefits except as may be required by applicable Law.

(e)       All material contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made when due and all obligations in respect of each Benefit Plan have been properly accrued on the Company’s balance sheet prior to the date of this Agreement.

(f)       With respect to each Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course, and appeals thereof) are pending or threatened in writing, and (ii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Entities are pending or, to the Knowledge of the Company, threatened.

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(g)       Except as set forth in Section 3.9(g) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees, directors, consultants, former employees, former consultants or former directors of the Company or its Subsidiaries to severance, change of control or other similar pay or benefits pursuant to any Benefit Plan, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits to any employees, directors, consultants, former employees, former consultants or former directors of the Company or any of its Subsidiaries under, or increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan, (iii) limit or restrict the right of the Company or its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or its Subsidiaries or Affiliates to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code or otherwise.

(h)       The Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Benefit Plan.

3.10     Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the United States National Labor Relations Act, as amended, and the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws governing the workplace, employment or labor, including all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, withholding and reporting, civil rights, safety and health and workers’ compensation.

3.11       Compliance with Laws. Since the Applicable Date, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries possess each Permit necessary to conduct their respective businesses.

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3.12     Material Contracts.

(a)       Except for (x) this Agreement and (y) Contracts listed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by:

(i)       any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)      any lease or master lease of real or personal property reasonably likely to result in (x) annual payments of $100,000 or more or (y) aggregate payments of $250,000 or more (each, a “Material Lease”);

(iii)     any Contract that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of $50,000 or more or (y) aggregate payments to or from the Company and its Subsidiaries of $100,000 or more;

(iv)     any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries owns less than fifty (50)% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions;

(v)      any Contract (other than solely among the Company and/or direct or indirect wholly owned Subsidiaries of the Company as of the Effective Time) relating to (x) indebtedness for borrowed money or the deferred purchase price of property (including any guarantee of any indebtedness but excluding, for the avoidance of doubt, any such amount that constitutes a trade payable until such amount becomes a liability required to be presented on the balance sheet of the Company or its Subsidiaries in accordance with GAAP), in either case, whether incurred, assumed, guaranteed or secured by any asset, or (y) any mortgage, security agreement or other agreement that creates an Encumbrance on the assets or equity of the Company or any of its Subsidiaries;

(vi)     any non-competition Contract or other Contract that (w) purports to limit either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries or Affiliates) may engage or the manner or locations in which any of them may so engage in any business, (x) could require the disposition of any assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or Affiliates, (y) grants “most favored nation” status to any Person (other than the Company or its wholly owned Subsidiaries as of the Effective Time) and which following the Merger could purport to apply to Parent or its Subsidiaries or Affiliates, or (z) prohibits or limits the right of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries or its Affiliates) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

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(vii)    any Contract between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee of the Company or its Subsidiaries or any Person beneficially owning five percent or more of the outstanding Shares or any of their respective Affiliates, on the other hand;

(viii)   any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries or Affiliates, could be required to purchase or sell, as applicable, in a single transaction or series of transactions, (1) any wireless spectrum, (2) any equity interests of any Person or (3) any other asset or group of related assets that have a fair market value or purchase price of more than $100,000 individually or in the aggregate;

(ix)     any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Subsidiary, prohibits the pledging of the capital stock of the Company or any Subsidiary, or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;

(x)     any royalty, dividend or similar arrangement to be paid, or received, by the Company or its Subsidiaries that is based on the revenue or profits of the Company or any Subsidiary or any material Contract or agreement involving fixed price or fixed volume arrangements;

(xi)     any Contract that contains any commitment by the Company or any Subsidiary to (A) provide wireless services coverage in a particular geographic area, (B) build out tower sites in a particular geographic area, or (C) make required annual payment for a specified volume of network use;

(xii)    any Contract that requires the Company or any of its Subsidiaries to deal exclusively with any Person or group of related Persons; and

(xiii)    any “take or pay” Contract or Contract that contains any minimum purchase commitment, (each such Contract described in clauses (i) - (xiii), together with all exhibits and schedules to such Contract and all amendments to such Contract, is referred to herein as a “Material Contract”).

(b)       A correct and complete copy of each Material Contract in effect on the date of this Agreement has been provided or made available to Parent prior to the date of this Agreement. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries or, to the Knowledge of the Company, each other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the Knowledge of the Company, each other party thereto, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

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3.13     Real Property.

(a)       Neither the Company nor any of its Subsidiaries own any real property.

(b)       Section 3.13(b) of the Company Disclosure Letter lists all of the Material Leases or a sublease of an interest thereunder. The Company has provided or made available to Parent copies of all Material Leases as of the date of this Agreement, including all material amendments thereto. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries has good leasehold title to the real property free and clear of any liens.

(c)       The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s insurance policies, including all director and officer and errors and omissions insurance policies. Such policies and all other material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

3.14     Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement.

3.15     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (a) the Company and is Subsidiaries are and, since July 31, 2013, have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required by Environmental Laws, (b) the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), and to the Knowledge of the Company, any formerly owned, leased or operated properties, are not contaminated as a result of a release of any Hazardous Substances by the Company or any of its Subsidiaries at concentrations that could reasonably be expected to result in the Company or any Subsidiary incurring liability pursuant to any applicable Environmental Law; (c) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, which remains outstanding; and (d) neither the Company nor any of its Subsidiaries is subject to any outstanding Orders, indemnities or other agreements concerning liability or obligations relating to any Environmental Law.

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3.16     Taxes. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and solely with respect to the taxable years of the Company and its Subsidiaries beginning after July 31, 2013:

(a)       The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) as of the date of this Agreement, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; provided, however, that the Company makes no representation or warranty with respect to the existence, availability, amount or usability of, or limitations (or lack thereof) on any net operating loss or other Tax attribute of the Company or any of its Subsidiaries.

(b)       As of the date of this Agreement (i) there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (ii) except as made available to Parent prior to the date of this Agreement, there are not, to the Knowledge of the Company, any written claims or assessments by any taxing authority concerning the Company’s or any of its Subsidiaries’ Tax liability.

(c)       The Company has made available to Parent prior to the date of this Agreement true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the taxable years ended in 2015 and 2014.

(d)       Within the past two years (or, to the Company’s Knowledge, otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(e)       Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) and if the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

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(f)        Neither the Company nor any of its Subsidiaries has any liability under any Tax sharing, Tax indemnification or similar agreement with any Person other than the Company or any of its Tax Subsidiaries, other than any agreement, the principal purpose of which does not relate to Tax.

(g)       Neither the Company nor any of its Affiliates has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.17    Intellectual Property.

(a)       Section 3.17 of the Company Disclosure Letter sets forth a list of all Owned Intellectual Property that is registered or subject to an application for registration.

(b)       To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect (i) either the Company or one of its Subsidiaries owns all Owned Intellectual Property and (ii) the Owned Intellectual Property is not subject to any material outstanding Order or Contract adversely affecting the Company’s or its Subsidiaries’ use of, or their rights to, such Owned Intellectual Property.

(c)       To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party, (ii) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against the Company or any of its Subsidiaries concerning the ownership, validity, registrability, enforceability, infringement or use of any Owned Intellectual Property, (iii) there are no pending or threatened Actions or claims that the operation of the business of the Company or its Subsidiaries or any of its activities are infringing, misappropriating, or otherwise violating the Intellectual Property rights of any third party, and (iv) no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property right of the Company or its Subsidiaries.

(d)       To the Knowledge of the Company, the information technology systems of the Company and its Subsidiaries are adequate for the Company’s business as currently conducted. To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the information technology systems of the Company and its Subsidiaries have not suffered any unauthorized breaches, intrusions, or material failures within the past twelve (12) months.

(e)       This Section 3.17 constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 3.17.

3.18     Certain Information. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will, at the time the Form S-4 or the Proxy Statement/Prospectus is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference therein.

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3.19     Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with transactions contemplated by this Agreement, except that the Company has employed Evercore as its financial advisor, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

3.20     Opinion of Financial Advisor. The Company Board has received the opinion of Evercore on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions and limitations set forth in such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Shares (other than holders of Excluded Shares) entitled to receive such Per Share Merger Consideration.

3.21     Interested Party Transactions. Except as described in Section 3.21 of the Company Disclosure Letter, there are currently (i) no material transactions between the Company or any Subsidiary and any director, officer, employee or Affiliate of the Company other than transactions between the Company and its wholly owned Subsidiaries as of the Effective Time and compensation paid to directors, officers or employees in the ordinary course of business consistent with past practices; and (ii) no material agreements, arrangements or understandings by the Company or any Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or its Subsidiary), on the other hand, that involve continuing liabilities or obligations of the Company or the Company’s Subsidiaries.

3.22     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III as of the date hereof, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy or completeness thereof and the Company disclaims any other representations and warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Article III (as modified by the Company Disclosure Letter), or in any certificate delivered pursuant to this Agreement to Parent or Merger Sub in connection with the consummation of the Merger, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or Merger Sub or their respective affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant, or representative of the Company or any of its affiliates). The Company makes no representations or warranties to Parent or Merger Sub regarding the probable future success or profitability of the Company’s business.

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3.23     Acknowledgement of Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered pursuant to this Agreement to the Company in connection with the consummation of the Merger, the Company acknowledges that neither Parent, Merger Sub, nor any person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or their respective businesses or with respect to any other information made available to the Company or any of its affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth (a) in the Parent Reports filed with or furnished to the SEC after the Applicable Date and prior to the date of this Agreement to the extent that the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent (excluding, in each case, any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are cautionary, predictive or forward-looking in nature) or (b) the corresponding Sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection to which the relevance of such item is readily apparent), Parent and Merger Sub each hereby represent and warrant to the Company as follows:

4.1       Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the organizational documents of each of Parent and Merger Sub, each as in effect on the date of this Agreement.

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4.2       Capital Stock of Parent. Each Parent Share issued or transferred as part of the Per Share Merger Consideration has been or will be when issued, duly authorized, validly issued, fully paid and nonassessable. Except as otherwise disclosed in the Parent Reports and excluding any rights issued under the employee benefit plans of Parent, (a) there are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries or that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Parent Shares, and (b) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

4.3       Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the Merger. This Agreement and the Voting Agreement have been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement and the Voting Agreement constitute valid and binding agreements of the other parties hereto, constitute valid and binding agreements of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

4.4       Parent Reports; Financial Statements.

(a)       Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act, or the Securities Act, since the Applicable Date (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)       Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

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(c)       Parent has established and maintains a system of disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by Parent in periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Parent maintains internal control over all material financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over material financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of the Parent Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d)       Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated balance sheets, consolidated statements of comprehensive income, consolidated changes in stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Parent Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with all applicable rules and regulations of the SEC and GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto. There are no material off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent Reports filed prior to the date hereof nor any obligations to enter into any such arrangements. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff.

4.5       Governmental Filings; No Violations; Etc.

(a)       Other than the filings, reports, consents, registrations, approvals, Permits, expirations of waiting periods, authorizations and/or notices (i) pursuant to Section 1.3, (ii) under the HSR Act, (iii) under the Communications Act, including the FCC Rules, (iv) under any applicable state Laws regulating telecommunications services or facilities, including any rules, regulations and order of any PUC or similar foreign Laws regulating telecommunications services or facilities, to the extent set forth on Section 4.5(a) of the Parent Disclosure Letter, (v) under the rules and regulations of the NYSE or NASDAQ, (vi) under the Exchange Act and (vii) under any state securities or “blue sky” laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the other transactions contemplated hereby and by the Voting Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

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(b)       The execution, delivery and performance of this Agreement and the Voting Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger, the other transactions contemplated hereby and by the Voting Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent and Merger Sub, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries or any Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

4.6       Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub seeking to prevent, hinder, modify, delay or challenge the Merger or any other transactions contemplated by this Agreement.

4.7       Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary (a) for the payment to the Exchange Agent of the aggregate Per Share Merger Consideration, (b) for the payment of the FCC Payment and (c) to satisfy all of their obligations under this Agreement.

4.8       Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued, outstanding and free of preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly owned by Parent. Merger Sub has not conducted any business prior to the date of this Agreement. Merger Sub does not have, and prior to the Effective Time it will not have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

4.9       Operation of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

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4.10     Certain Information. None of the information supplied or to be supplied by or on behalf of Parent specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will, at the time the Form S-4 or the Proxy Statement/Prospectus is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

4.11     Brokers and Finders. Neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement.

4.12     Reorganization Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action or knows any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13     No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV as of the date hereof, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses or with respect to any other information provided to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including the accuracy or completeness thereof and Parent disclaims any other representations and warranties, whether made by Parent or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Article IV, or in any certificate delivered pursuant to this Agreement to the Company in connection with the consummation of the Merger, Parent hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, its Subsidiaries or their respective affiliates or representatives.

4.14     Acknowledgement of Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered pursuant to this Agreement to Parent or Merger Sub in connection with the consummation of the Merger, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

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ARTICLE V

Covenants

5.1       Interim Operations.

(a)       The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed, and except as otherwise expressly contemplated by this Agreement), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing, such approval not to be unreasonably withheld, conditioned or delayed, (C) as contemplated by the IP Group Sale and Trust Distribution as described in the term sheet attached hereto as Exhibit B or (D) as expressly set forth on Section 5.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)       amend any of its organizational documents, except as specifically required by this Agreement;

(ii)      merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing changes or restrictions on its assets, operations or businesses;

(iii)     acquire from any other Person any asset or group of related assets with a value or purchase price in excess of $25,000 individually or $100,000 in the aggregate, in any transaction or series of related transactions;

(iv)     issue, sell, pledge, dispose of, grant, transfer, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)      create or incur any Encumbrances on any FCC Licenses, or create or incur any Encumbrances on any other asset or group of related assets of the Company or any of its Subsidiaries having a value in excess of $25,000 individually or $100,000 in the aggregate;

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(vi)     make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company), except in the ordinary course of business consistent with past practice and in no event in excess of $10,000 individually or $25,000 in the aggregate;

(vii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, (except for dividends paid by any direct or indirect Subsidiary of the Company to its stockholders or unit-holders on a pro rata basis in the ordinary course of business consistent with past practices) or enter into any agreement with respect to the voting of its capital stock;

(viii)   reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)     incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (A) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the terms of the indebtedness being replaced as of the date of such replacement, or (B) in connection with guarantees by the Company of indebtedness of wholly owned Subsidiaries of the Company as of the Effective Time complying with clause (A) above;

(x)      enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries and Affiliates following the Closing) than, a Contract it is replacing;

(xi)     amend, modify or terminate any Material Contract, or waive, release or assign any material rights, claims or benefits under any Material Contract, in each case except in the ordinary course of business consistent with past practices;

(xii)     make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles, by Regulation S-X under the Securities Act, or by the Public Company Accounting Oversight Board or Financial Accounting Standards Board;

(xiii)    settle (x) any litigation or claim or (y) other proceedings before a Governmental Entity, in each case for an amount in excess of $25,000 (excluding amounts that may be paid under insurance policies);

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(xiv)   except as required by applicable Law, (A) make any Tax election that is material to the Company and its Subsidiaries, taken as a whole, or take any position that is material to the Company and its Subsidiaries, taken as a whole, on any material Tax Return filed on or after the date of this Agreement, that is inconsistent with elections made or positions taken in prior periods, (B) change any material method of Tax accounting, which change is material to the Company and its Subsidiaries, taken as a whole, (C) amend any Tax Return with respect to an amount of Taxes that is material to the Company and its Subsidiaries, taken as a whole, or (D) settle or resolve any Tax controversy that is material to the Company and its Subsidiaries, taken as a whole, other than, in each case, in the ordinary course of business consistent with past practice;

(xv)    transfer, sell, lease, assign, license, surrender, divest, forfeit, cancel, abandon or allow to lapse or expire, fail to extend or defend or otherwise dispose of any part of its assets (including material Intellectual Property), FCC Licenses, securities or equity of any Subsidiary, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, except (A) in connection with services or products provided in the ordinary course of business consistent with past practices or sales of obsolete assets, or (B) for sales, leases, licenses or other dispositions of any asset or any group of related assets (other than FCC Licenses or wireless spectrum) with a fair market value not in excess of $100,000 individually or $250,000 in the aggregate;

(xvi)   make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice and in the aggregate in any event not in excess of $100,000;

(xvii)  enter into any Contract pursuant to which the Company or any of its Subsidiaries agrees to provide any wireless services to any Person as an agent or reseller if such Contract is not terminable by the Company or one of its Subsidiaries on 60 days’ or less notice without penalty;

(xviii)  hire or rehire any new or additional employees or terminate any current employees, except in the ordinary course of business, consistent with past practice;

(xix)  except as required pursuant to a Benefit Plan or existing written, binding agreements as in effect as of the date of this Agreement, or as otherwise required by applicable Law, (A) grant new or increase existing compensation, severance or other benefits payable or to become payable to any director, officer or employee of the Company or any of its Subsidiaries, (B) adopt, enter into, establish, or materially amend, modify or terminate any Benefit Plan or any arrangement that would constitute a Benefit Plan had it been in effect as of the date of this Agreement or (C) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan (including any equity-based awards), except to the extent expressly required by any such Benefit Plan or provided in this Agreement; or

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(xx)     agree, authorize or commit to do any of the foregoing.

5.2       No Solicitation; Change in Recommendation.

(a)       No Solicitation or Negotiation. Except as expressly permitted by this Section 5.2, the Company shall not, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause its investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i)       solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii)      participate in any discussions or negotiations with any Person regarding any Acquisition Proposal;

(iii)     provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with any Acquisition Proposal; or

(iv)    otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal. The Company will promptly inform the individuals and entities referred to in the preceding sentence hereof of the obligations undertaken in this Section 5.2. The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to promptly return or destroy all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b)       Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Requisite Company Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided, that such information has previously been made available to Parent or is provided to Parent prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal); and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with an independent financial advisor of nationally recognized reputation that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

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(c)       Notice. The Company shall promptly (and, in any event, within forty-eight (48) hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Acquisition Proposal from the Company, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d)       No Change in Recommendation or Alternative Acquisition Agreement. Except as provided in Section 5.2(e) and Section 5.2(f), the Company Board and each committee of the Company Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten Business Days after the first public announcement of such Acquisition Proposal by the Company or by the party which made the Acquisition Proposal shall be considered a modification adverse to Parent) or make or authorize the making of any statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Change in Recommendation”); (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; and (iii) approve or recommend, or publicly propose to enter into an Alternative Acquisition Agreement.

(e)       Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.2(d), following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 5.2 and the Company Board determining in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Company Board may, at any time prior to the time the Requisite Company Vote is obtained, make a Change in Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 5.2(e)(ii), or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i)       the Company shall have (A) provided to Parent five (5) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional three (3) Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to effect a Change in Recommendation or to terminate this Agreement in accordance with Section 7.3(b) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such a Change in Recommendation or terminating this Agreement in accordance with Section 7.3(b), as applicable, (x) to the extent requested by Parent in good faith, engaged in good faith negotiations with Parent during such notice period to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and (y) in determining whether to make a Change in Recommendation and/or to effect such a termination in accordance with Section 7.3(b), the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

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(ii)       the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation or to so terminate this Agreement in accordance with Section 7.3(b), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)        Change in Recommendation. Notwithstanding anything to the contrary set forth in Section 5.2(d), upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the time the Requisite Company Vote is obtained, make a Change in Recommendation or terminate this Agreement in accordance with Section 7.3(c), or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i)       the Company shall have (A) provided to Parent ten (10) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation or the decision to terminate this Agreement, as the case may be, and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect a Change in Recommendation or terminate this Agreement and (B) prior to making such a Change in Recommendation or terminating this Agreement, to the extent requested by Parent in good faith, engaged in good faith negotiations with Parent during such ten (10) Business Day notice period to amend this Agreement in such a manner that the failure of the Company Board to make a Change in Recommendation or terminate this Agreement in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

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(ii)       the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Change in Recommendation or terminate this Agreement, as the case may be, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)       Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably necessary in order for the directors to comply with their fiduciary duties under applicable Law; provided, that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; and provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(h)       Compliance with Certain Laws. Nothing contained in this Agreement shall prevent the Company or the Company Board from taking actions to the extent required by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that (i) if such disclosure has the effect or substantive effect of withholding, withdrawing, qualifying or modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 7.4(a) and (ii) in no event shall the Company take, or agree or resolve to take, any such action other than in compliance with this Section 5.2.

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5.3       Preparation of the Form S-4 and the Proxy Statement/Prospectus.

(a)       As soon as practicable following the date of this Agreement (and in any event within thirty (30) days after the date of this Agreement), the Company and Parent shall prepare and file with the SEC the Proxy Statement/Prospectus and the Company and Parent shall prepare and Parent shall file with the SEC the Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Company’s proxy statement and Parent’s prospectus will be included (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger, this Agreement, and the transactions contemplated hereby. The Company shall cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act in order to allow the Stockholders Meeting to occur within forty-five (45) days following the date on which the Form S-4 was declared effective. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(b)       The parties shall notify each other promptly of the receipt of any comments from the staff of the SEC (the “Staff”) and of any request by the Staff for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the Staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4, the Merger, this Agreement or the transactions contemplated hereby, and (ii) all orders of the SEC relating to the Form S-4. Each of the parties shall use its reasonable best efforts to respond as promptly as practicable to any comments of the Staff with respect to the Form S-4. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement/Prospectus or responding to any comments of the Staff with respect thereto, each party (i) shall provide the other parties with a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by the other parties.

5.4       Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement, to consider and vote upon the adoption of this Agreement, and shall not postpone, recess or adjourn such meeting except to the extent required by Law or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient Shares represented (either in person or by proxy) and voting to adopt this Agreement or to constitute a quorum necessary to conduct the business of the Stockholders Meeting. The Company Board shall take all lawful action to solicit such adoption of this Agreement and, subject to Sections 5.2(e) and 5.2(f), shall recommend such adoption. In the event that subsequent to the date of this Agreement, the Company Board makes a Change in Recommendation, the Company nevertheless shall submit this Agreement to the holders of the Shares for adoption at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting.

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5.5       Reorganization Transactions. The Company, Parent and Merger Sub shall execute and deliver to Weil, Gotshal & Manges LLP, counsel to the Company, certificates substantially in the forms attached hereto as Exhibit C and Exhibit D at such time or times as may reasonably be requested by such law firm in connection with its delivery of the tax opinion referred to in Section 6.3(c). Prior to the Effective Time, none of the Company, Parent, and Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

5.6       Listing of Parent Shares. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE and NASDAQ prior to the Closing.

5.7       Filings; Other Actions; Notification.

(a)       Cooperation.

(i)       Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, including (A) preparing and filing as promptly as reasonably practicable all necessary notices, reports and other filings (including by (1) filing no later than 20 Business Days after the date of this Agreement, all applications required to be filed with the FCC and the notification and report form required under the HSR Act, and (2) responding as soon as reasonably practicable to any requests for additional information or documentary material from the FCC, the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Entity), (B) subject to the foregoing, obtaining as promptly as reasonably practicable all consents, registrations, approvals, Permits, clearances and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (C) obtaining any necessary approval from the FCC, the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Entity and preventing the initiation of any lawsuit by any Governmental Entity under the HSR Act or the entry of any Order that would otherwise make the Merger unlawful.

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(ii)      To the extent required to obtain the FCC Consent and all other regulatory consents necessary (including HSR Act clearance) to consummate the Merger and other transactions contemplated by this Agreement, (x) Parent shall, and shall cause its Subsidiaries to, and commits to cause the Company and its Subsidiaries to, take the actions and agree to those undertakings set forth on Section 5.7(a) of the Parent Disclosure Letter and (y) Parent shall, and shall cause its Subsidiaries to, take other actions involving Parent and its Subsidiaries that are in the aggregate de minimis (for the avoidance of doubt, not involving any divestiture, holding separate any business or assets or other similar action). Except as provided in the immediately preceding sentence, nothing in this Agreement (including this Section 5.7(a)) shall require, or be construed to require, Parent or any of its Subsidiaries or Affiliates, including the Company and its Subsidiaries after the Effective Time to: (A) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any of its Affiliates, (B) consent to, or agree to, any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company or any Company Subsidiaries of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company or any Company Subsidiaries to take any of the foregoing actions, (C) proffer to, or agree to, any changes (including through a licensing arrangement), restriction or condition on, or other impairment of the ability of Parent or its Affiliates to own or operate, any assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or any of its Affiliates or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, or (D) proffer to, or agree to, any change (including through a licensing arrangement), restriction or condition on, or other impairment of the Company’s or any of the Company Subsidiaries’ ability to own or operate, any assets, licenses, operations, rights, product lines, businesses or interests therein (the occurrence of any of the matters specified in clauses (A), (B), (C), or (D) above shall constitute an “Adverse Regulatory Condition”). The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Merger and the other transactions contemplated by this Agreement without the prior written consent of Parent (which may be withheld in Parent’s sole discretion).

(iii)     Subject to applicable Laws relating to the exchange of information, (A) Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and (B) Parent and the Company shall, to the extent permitted by such Governmental Entity, give the other party the opportunity to participate in any substantive meetings (in person or via telephone or video conference) with, review material communications to, and receive copies of material communications from, any Governmental Entity in connection with the applications or other filings submitted pursuant to this Section 5.7; provided, that ultimate responsibility with respect to any strategy to obtain any necessary approval from the FCC, the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Entity and preventing the initiation of any lawsuit by any Governmental Entity under the HSR Act or the entry of any Order that would otherwise make the Merger unlawful rests with Parent. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

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(b)       Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c)       Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and such other transactions.

5.8       Access and Reports; Confidentiality. Subject to applicable Law, upon reasonable prior written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records (including FCC License documents and information, and Representatives of the Company and its Subsidiaries who can respond to questions related thereto) and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 5.8 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable good faith judgment of the Company would result in the disclosure of any trade secrets of third parties, violate any applicable Laws or violate any of its obligations with respect to confidentiality or (ii) to disclose any information of the Company or any of its Subsidiaries the disclosure of which would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) and (ii) of this Section 5.8, the Company shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. To the extent that any of the information or material furnished pursuant to this Section 5.8 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All requests for information made pursuant to this Section 5.8 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the applicable Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

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5.9       Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

5.10     Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, that the restrictions set forth in this Section 5.10 shall not apply to the receipt and existence of an Acquisition Proposal or a Company communication in connection with or following a Change in Recommendation effected in accordance with Sections 5.2(e) or 5.2(f).

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5.11     Employee Benefits.

(a)       Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries as of the Effective Time who remained employed by Company and its Subsidiaries (each a “Company Employee”) will be provided with (i) base compensation that is at least equal to the base compensation in effect immediately prior to the Effective Time and target annual incentive compensation that is substantially the same as comparable employees of Parent and (ii) employee benefits that are substantially comparable in the aggregate to those provided by Parent to its comparable employees. Without limiting the foregoing, but subject to Section 5.11(b) below, Parent shall, or shall cause its applicable Subsidiary to, provide each Company Employee whose employment is terminated by Parent or one of its Subsidiaries without cause during the one-year period following the Effective Time with severance payments and benefits at levels and amounts, and on terms and conditions, no less favorable than those provided by Parent to its comparable employees.

(b)       From and after the Effective Time, Parent shall cause the Company or its Subsidiaries to honor the arrangements identified on Section 5.1(a)(xix) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time.

(c)       With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Closing and in which any Company Employee participates (the “Parent Plans”), for all purposes, including eligibility to participate, vesting requirements and benefit accrual, contribution rates and matching amounts, each Company Employee’s service with the Company or its Subsidiaries (or predecessor employers for which Company or its Subsidiaries provide past service credit) shall be treated as service with Parent and/or any applicable Subsidiary of Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service, for purposes of any frozen or discontinued Parent Plan or any frozen or discontinued portion of a Parent Plan or for purposes of benefit accrual under any defined benefit pension plan. Parent shall cause (i) such service to apply for purposes of satisfying any waiting periods or evidence of insurability requirements and (ii) each Parent Plan to waive pre-existing condition limitations for employees (and their beneficiaries and covered dependents) participating in such plan to the extent waived or not applicable under the applicable Benefit Plan. Parent shall, upon written request with supporting documentation, reimburse each Company Employee for any deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans of Parent that such Company Employees are eligible to participate in following the Effective Time.

(d)       Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan, (ii) alter or limit the ability of Parent to amend, modify or terminate any Benefit Plan, Parent Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 5.11, (iv) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

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5.12     Expenses. Except as otherwise provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that Parent shall be responsible for all fees incurred in connection with (a) all applications required to be filed with the FCC, (b) the filing of the notification and report form required under the HSR Act and (c) the filing fee paid to the SEC in connection with the filing of the Form S-4 and the Proxy Statement/Prospectus.

5.13    Indemnification; Directors’ and Officers’ Insurance.

(a)       From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation or by-laws as in effect on the date of this Agreement to indemnify such Person and each of Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided ,that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)       Any Indemnified Party wishing to claim indemnification under Section 5.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any fees and expenses of other counsel or any other expenses incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent and the Surviving Corporation elect not to assume such defense or counsel for the Indemnified Parties advises that there are issues which present conflicts of interest between Parent and the Surviving Corporation, on the one hand, and the Indemnified Parties, on the other, the Indemnified Parties may retain counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that Parent and the Surviving Corporation shall be obligated pursuant to this Section 5.13(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate with the Surviving Corporation in the defense of any such matter, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without their prior written consent, which shall not be unreasonably withheld; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

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(c)       Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies in an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premium of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)       Parent agrees to cause the Surviving Corporation to fulfill its obligations set forth in this Section 5.13. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.13.

(e)       The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f)       The rights of the Indemnified Parties under this Section 5.13 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

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5.14    Control of Operations. Nothing contained in this Agreement shall be deemed to give Parent or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

5.15     Other Actions by the Company.

(a)       Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b)       Section 16 Matters. The Company Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16    Compliance with FCC Consent Decree; Payment of Company Transaction Expenses.

(a)       At least three (3) Business Days and no more than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with written notice of the total number of Shares outstanding on a fully diluted basis. Each of the Company and Parent shall comply with the terms of the FCC Consent Decree and shall provide all notices required by the FCC Consent Decree.

(b)       On the Closing Date and prior to the Effective Time, Parent shall pay, or shall cause the wire payment of, (i) the FCC Payment to the FCC in accordance with the terms of the FCC Consent Decree and (ii) the Company Transaction Expenses.

5.17     Regulatory Compliance.

(a)       The Company agrees to, and shall cause its Subsidiaries to, (i) comply with the terms of the FCC Licenses, except as excused by the FCC Consent Decree and (ii) file or cause to be filed with the FCC all reports and other filings required to be filed under applicable rules and regulations of the FCC.

(b)       During the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall (i) take all actions necessary to maintain and preserve the FCC Licenses and (ii) refrain from taking any action that would give the FCC or any other Governmental Entity with jurisdiction over the Company or any of its Subsidiaries grounds to institute proceedings for the suspension, revocation or adverse modification of any FCC License.

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5.18     Warrants. The Company shall take all such actions as are required under the Warrants or otherwise to cause each Warrant that is not exercised prior to the Effective Time to automatically expire and be canceled upon consummation of the Merger. Without limiting the foregoing, the Company shall provide each Warrantholder with at least fifteen (15) Business Days’ prior written notice of the consummation of the Merger, which notice shall explain in reasonable detail why the Merger constitutes a Liquidation Event (as defined in the Warrant) for purposes of the Warrant and that the Company is requiring each Warrantholder to elect to exercise the Initial Warrants or Additional Warrants, as applicable, in full and that if such Warrantholder fails to elect to exercise any Initial Warrant or Additional Warrant, such Warrant shall automatically expire and be canceled upon consummation of the Merger.

5.19     IP Group Sale and Trust Distribution. Prior to the Closing, the Company shall use its reasonable best efforts to enter into the agreements and consummate the transactions contemplated by the IP Group Sale and Trust Distribution on the terms set forth in the term sheet attached hereto as Exhibit B; provided, that in no event shall the Company or its Subsidiaries (or Parent or the Surviving Corporation or their Subsidiaries or Affiliates after the Effective Time) be subject to any material post-closing indemnification obligations, material contingent liabilities or any other material obligations or liabilities resulting from the IP Group Sale and Trust Distribution, all related transactions and the prior ownership and operation of Straight Path IP Group Inc. and its Subsidiaries, in each case, other than in respect of Taxes; provided  further, that in no event shall the IP Group Sale and Trust Distribution include any rights of the Company or its Subsidiaries in or to any of the FCC Licenses.

5.20     Separation and Distribution Agreement. Parent shall, and shall cause the Surviving Corporation to, comply with each of their respective obligations under that certain Separation and Distribution Agreement, dated as of July 31, 2013 (the “Separation and Distribution Agreement”), by and between the Company and IDT Corporation, including the obligations set forth under Section 11.05(a) thereof.

ARTICLE VI

Conditions

6.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)       Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b)       HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)       FCC. All required consents of the FCC to the transactions contemplated by this Agreement (the “FCC Consent”) shall have been obtained.

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(d)       Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(e)       Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

6.2       Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.9(a) (Absence of Certain Changes) and Section 3.4(b) (Governmental Filings; No Violations; Certain Contracts, Etc.) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time; (ii) the representations and warranties of the Company set forth in Sections 3.2 (Capital Structure) and 3.3 (Corporate Authority; Approval and Fairness) shall be true and correct, subject only to de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time; (iii) the representations and warranties of the Company set forth in Sections 3.5 (Company Reports; Financial Statements), 3.6 (FCC Matters) and 3.14 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein); and (iv) the representations and warranties of the Company set forth in this Agreement (other than those set forth in clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this clause (iv) of Section 6.2(a) shall be deemed to have been satisfied unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein); and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that the conditions set forth in this Section 6.2(a) have been satisfied.

(b)       Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

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(c)       No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or would reasonably be likely to have, a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d)       FCC Consent Final Order. The FCC Consent shall have been obtained and become a Final Order, in each case, without the imposition of any Adverse Regulatory Condition.

6.3       Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to the effect that the conditions set forth in this Section 6.3(a) have been satisfied.

(b)       Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects, and in the case of Parent’s obligations under Section 5.16(b)(i), in all respects, all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(c)       Tax Opinion. The Company shall have received from Weil, Gotshal & Manges LLP, tax counsel to the Company, a written opinion dated as of the Closing Date to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinions, Weil, Gotshal & Manges LLP may rely upon certificates of the Company, Parent and Merger Sub substantially in the form of the certificates attached hereto as Exhibit C and Exhibit D.

(d)       Listing of Parent Shares. The Parent Shares deliverable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE and NASDAQ, in each case subject to official notice of issuance.

6.4       Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.3(a) or Section 6.3(b), as the case may be, to be satisfied if such failure was caused by such party’s breach of any covenant contained in this Agreement.

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ARTICLE VII

Termination

7.1       Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a), by mutual written consent of the Company and Parent.

7.2       Termination by Either Parent or the Company. This Agreement may be terminated by written notice and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a)       the Merger shall not have been consummated by the Termination Date; provided that if on such date all of the conditions set forth in Article VI have been satisfied or waived (other than the conditions set forth in Section 6.1(b) (HSR), Section 6.1(c) (FCC) or Section 6.2(d) (Final Order) and those conditions that by their nature can only be satisfied at the Closing), then the Termination Date shall be automatically extended for an additional one hundred and eighty (180) calendar days; provided further, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party whose material breach (including in the case of Parent, a material breach by Merger Sub) of any representation, warranty, covenant or agreement set forth in this Agreement has been a principal cause of, or principally resulted in, the failure of the Merger to be consummated on or before the Termination Date (as such date may be extended in accordance with this Section 7.2(a));

(b)       the adoption of this Agreement by the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment, recess or postponement of the Stockholders Meeting in accordance with this Agreement at which a vote on the adoption of this Agreement was taken; or

(c)       any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a)).

7.3       Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)       at any time prior to the Effective Time, by action of the Company Board, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the Business Day immediately prior to the Termination Date; provided, that the Company shall not have the right to terminate the Agreement pursuant to this Section 7.3(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

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(b)       at any time prior to the Requisite Company Vote being obtained, by action of the Company Board, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Agreement and subject to, and in accordance with, the terms and conditions of Section 5.2(e); provided, that prior to or concurrently with such termination the Company pays to Parent the Company Termination Fee in immediately available funds; or

(c)       at any time prior to the Requisite Company Vote being obtained, by action of the Company Board in accordance with the terms and conditions of Section 5.2(f); provided, that prior to or concurrently with such termination the Company pays to Parent the Company Termination Fee in immediately available funds.

7.4       Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a)       the Company Board shall have (i) failed to include the Company Recommendation in the Proxy Statement/Prospectus or (ii) made a Change in Recommendation;

(b)       at any time following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within ten (10) Business Days after receipt of any written request to do so from Parent); provided, that the Company Board shall not be obligated to reaffirm its approval or recommendation more than once in connection with any one Acquisition Proposal (with each material amendment of an Acquisition Proposal being considered for purposes of this Section 7.4(b) as a new Acquisition Proposal);

(c)       a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (i) the day prior to the date of the Stockholders Meeting or the day prior to the date of any adjournment, recess or postponement of the Stockholders Meeting, as the case may be, and (ii) eleven (11) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to recommend against acceptance of such offer; or

(d)       there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the Business Day immediately prior to the Termination Date; provided, that Parent shall not have the right to terminate the Agreement pursuant to this Section 7.4(d) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

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7.5       Effect of Termination and Abandonment.

(a)       Except as provided in Section 7.5(b), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any material breach of this Agreement and (ii) this Section 7.5 and the sections identified in the second sentence of Section 8.1 shall survive the termination of this Agreement.

(b)       In the event that:

(i)       (A) this Agreement is terminated (1) by either the Company or Parent pursuant to Section 7.2(b) (Stockholder No Vote or (2) by Parent pursuant to Section 7.4(d) (Company Breach), (B) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to the Company (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn, and (C) within twelve (12) months after such termination (1) the Company shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal (substituting “50%” for “30%” in the definition of “Acquisition Proposal”) which is ultimately consummated or (2) there shall have been consummated an Acquisition Proposal;

(ii)      this Agreement is terminated by Parent pursuant to Section 7.4 (other than pursuant to Section 7.4(d) (Company Breach));

(iii)     this Agreement is terminated by the Company pursuant to Section 7.2(b) (Stockholder No Vote) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent’s right to terminate pursuant to Section 7.4 (other than pursuant to Section 7.4(d) (Company Breach)) shall have occurred;

(iv)     this Agreement is terminated by the Company pursuant to Section 7.3(b); or

(v)      this Agreement is terminated by the Company pursuant to Section 7.3(c);

then the Company shall (A) concurrently with, and as a condition to the effectiveness of, such termination, in the case of clauses (iii), (iv) or (v) above, and (B) promptly, but in no event later than two (2) Business Days after (x) in the case of clause (ii) above, the date of such termination and (y) in the case of clause (i) above, the date any Acquisition Proposal referred to in clause (i) above is consummated, pay Parent the Company Termination Fee, payable by wire transfer of same day funds.

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(c)       In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) and on such date all of the conditions set forth in Article VI have been satisfied or waived other than the conditions set forth in Section 6.1(b) (HSR Act), Section 6.1(c) (FCC) and Section 6.2(d) (Final Order) and those conditions that by their nature can only be satisfied at the Closing, then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Company the Parent Termination Fee, payable by wire transfer of same day funds.

(d)       In the event that this Agreement is terminated other than (i) pursuant to Section 7.3(a) or (ii) under circumstances where the Parent Termination Fee is payable, then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent by wire transfer of same day funds an amount equal to the AT&T Termination Fee. Such payment shall be in addition to the payment of any other amounts which may be due to Parent under this Agreement.

(e)       The Company and Parent each acknowledge that the agreements contained in Section 7.5(b) (i) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement and (iii) any amount payable pursuant to Section 7.5(b) does not constitute a penalty; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.5(b) and, in order to obtain such payment or performance, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in Section 7.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such fee at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment. In the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant hereto, payment of such Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, advisors or Affiliates for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach of or failure to perform hereunder or otherwise relating to or arising out of this Agreement; provided, however, that the Company Termination Fee shall not be the sole and exclusive remedy of Parent or Merger Sub in the event that the failure to consummate the transactions contemplated by this Agreement are a result of the Company’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

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(f)       The Company and Parent each acknowledge that the agreements contained in Section 7.5(c) (i) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement and (iii) any amount payable pursuant to Section 7.5(c) does not constitute a penalty; accordingly, if Parent fails to promptly pay the amount due pursuant to Section 7.5(c) and, in order to obtain such payment or performance, the Company commences a suit that results in a judgment against Parent for the fee set forth in Section 7.5(c) or any portion of such fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment. In the event the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant hereto, payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, their Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, advisors or Affiliates for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach of or failure to perform hereunder or otherwise relating to or arising out of this Agreement; provided, however, that the Parent Termination Fee shall not be the sole and exclusive remedy of the Company in the event that the failure to consummate the transactions contemplated by this Agreement are a result of Parent’s or Merger Sub’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

ARTICLE VIII

Miscellaneous and General

8.1       Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 5.12 (Expenses) and 5.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article VIII (other than Section 8.2 (Modification or Amendment), Section 8.3 (Waiver of Conditions) and Section 8.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 5.12 (Expenses) and Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.2       Modification or Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the stockholders of the Company); provided, however, that after any such adoption of this Agreement by the stockholders of the Company, no amendment will be made which under applicable Law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended or supplemented except by an instrument in writing executed and delivered by duly authorized officers on behalf of each of the parties hereto.

8.3       Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party prior to the Effective Time in whole or in part if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

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8.4       Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

8.5       Governing Law and Venue; Waiver of Jury Trial.

(a)       This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)       Each Party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

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8.6       Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

Verizon Communications Inc.
One Verizon Way

Basking Ridge, NJ 07920-1097

Attention:	William L. Horton, Jr., VC44E219
Michael Rosenblat, VC54S407
Fax:	(908) 766-3818

with a copy to

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Attention:	Jeffrey J. Rosen
Michael A. Diz
Fax:	(212) 909-6836

If to the Company:

Straight Path Communications Inc.
5300 Hickory Park Drive, Suite 218
Glen Allen, Virginia 23059

Attention:	General Counsel
Fax:	(804) 234-8810

with a copy to

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention:	Frederick S. Green
Fax:	(212) 310-8007

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

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8.7       Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

8.8       No Third Party Beneficiaries. Except as provided in Section 5.13 (Indemnification; Directors’ and Officers’ Insurance), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.13 shall not arise unless and until the Effective Time occurs.

8.9      Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. For purposes of ensuring that the transactions contemplated hereby are not subject to approval by Parent’s stockholders under the rules of the NYSE or the NASDAQ, the parties acknowledge and agree that this Agreement shall not require the issuance of an aggregate number of Parent Shares representing more than 19.9% of the issued and outstanding shares of common stock of Parent as of the date hereof or as of the Closing Date.

8.10     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Corporation when due.

8.11    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

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8.12    Interpretation; Construction.

(a)       The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)       The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)       The Company has or may have set forth information in the Company Disclosure Letter in a Section of the Company Disclosure Letter that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

8.13     Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Merger Sub to an Affiliate of such party; provided, that the party making such assignment shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement is void.

8.14     Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 7.5) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that, subject to Sections 7.5(e) and 7.5(f), the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Remainder of page intentionally left blank]

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In witness whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

STRAIGHT PATH COMMUNICATIONS INC.

By:	/s/ Davidi Jonas
	Name:	Davidi Jonas
	Title:	CEO

[Signature Page to Merger Agreement]

VERIZON COMMUNICATIONS INC.

By:	/s/ Matthew D. Ellis
	Name:	Matthew D. Ellis
	Title:	Chief Financial Officer

WAVES MERGER SUB I, INC.

By:	/s/ John N. Doherty
	Name:	John N. Doherty
	Title:	President

[Signature Page to Merger Agreement]

Annex I

Defined Terms

“2013 Plan” means the Straight Path Communications Inc. 2013 Stock Option and Incentive Plan (Amended and Restated on October 8, 2015).

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of 30% or more of the total voting power or of any class of equity securities of the Company, or 30% or more of the consolidated net revenues, net income or total assets of the Company and (b) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 30% or more of the total voting power or of any class of equity securities of the Company, or 30% or more of the consolidated net revenues, net income or total assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Action” or “Actions” means any civil, criminal or administrative action, suit, claim, arbitration, investigation, hearing, inquiry, audit, examination, grievance or other proceeding by or before a Governmental Entity.

“Additional Warrant” means any warrant issued by the Company on an Additional Warrant Issue Date (as defined in the Promissory Note) to a Lender pursuant to the Promissory Note issued to such Lender in connection with the Loan Agreement.

“Additional Warrantholder” means a holder of an Additional Warrant.

“Additional Warrant Issue Date” means the first day of each calendar month (or if such day is not a Business Day, then the next succeeding Business Day) beginning on July 1, 2017, and ending on the earlier of (a) December 1, 2017 and (b) the day that the principal amount of the Promissory Note is paid in full.

“Adverse Regulatory Condition” has the meaning set forth in Section 5.7(a)(ii).

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.2(d).

I-1

“Applicable Date” has the meaning set forth in Section 3.5(a).

“AT&T Termination Fee” has the meaning set forth in the Recitals.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) any other defined-benefit pension, defined-contribution pension, medical, dental, vision, life, disability, workers’ compensation, retiree medical, retiree life, other welfare, incentive equity, phantom equity, stock purchase, cash bonus, cash commission, employment, retention, termination, severance, change-in-control, deferred compensation, vacation or other material, written employee benefit or compensation plan, program, policy, arrangement or agreement, whether qualified or nonqualified, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or as to which the Company or any of its Subsidiaries has any material obligation or liability for the benefit of any current or former employees.

“Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“By-Laws” has the meaning set forth in Section 1.6.

“Certificate” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change in Recommendation” has the meaning set forth in Section 5.2(d).

“Charter” has the meaning set forth in Section 1.5.

“Chosen Courts” has the meaning set forth in Section 8.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

“Communications Act” means the Communications Act of 1934, as amended, and applicable rules and regulations thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employee” has the meaning set forth in Section 5.11(a).

I-2

“Company Option” has the meaning set forth in Section 2.3(a).

“Company Recommendation” has the meaning set forth in Section 3.3(b).

“Company Reports” has the meaning set forth in Section 3.5(a).

“Company Restricted Stock” has the meaning set forth in Section 2.3(b).

“Company Termination Fee” means $38,000,000.

“Company Transaction Expenses” means all fees, costs, expenses and payments of the Company incurred prior to the date of hereof or prior to the Effective Time that relate to this Agreement, the Merger or any of the other transactions contemplated by this Agreement payable to the Company’s outside legal counsel, or to any financial advisor, accountant or other Person (other than an employee of the Company) who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement, in each case pursuant to an agreement or arrangement described on Section 3.12 of the Company Disclosure Letter.

“Compensation Committee” means the compensation committee of the Company Board.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 5, 2017, by and between the Company and Parent.

“Contract” has the meaning set forth in Section 3.4(b)(ii).

“D&O Insurance” has the meaning set forth in Section 5.13(c).

“Deed” means a document of conveyance that transfers and conveys fee simple interest in Real Property with warranty of title by the grantor thereof.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other similar restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) encumbrances for Taxes or other governmental charges not yet due and payable, or being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the consolidated balance sheets included in the Company Reports in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the consolidated balance sheets included in the Company Reports; (c) other encumbrances that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific asset to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted, (d) easements, rights of way or other similar matters or restrictions or exclusions relating to real property which would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted; and (e) zoning, building, subdivision or other similar requirements or restrictions, in each case that do not or would not impair in any material respect the use or value of the particular asset.

I-3

“Environmental Law” means any applicable Law relating to the protection, investigation or restoration of the environment or natural resources, or health and safety as it relates to exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Evercore” means Evercore Group L.L.C.

“Excess Shares” has the meaning set forth in Section 2.2(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(b).

“Excluded Share” or “Excluded Shares” has the meaning set forth in Section 2.1(b).

“FCC” means the Federal Communications Commission.

“FCC Consent” has the meaning set forth in Section 6.1(c).

“FCC Consent Decree” means that certain consent decree entered into by and between the Enforcement Bureau of the FCC and the Company, assigned File No.: EB-SED-16-00022575 and adopted January 11, 2017.

“FCC Licenses” means any and all licenses and/or authorizations issued or granted to the Company or any of its Subsidiaries by the FCC, including all Title III radio licenses and Title II non-radio authorizations.

“FCC Payment” means the payment required by Section 16 of the FCC Consent Decree.

“FCC Rules” has the meaning set forth in Section 3.4(a).

“Final Order” means an Action or decision that has been granted as to which (a) no request for a stay or any similar request is pending, no stay is in effect, the Action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed; (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed; (c) no Governmental Entity has undertaken to reconsider the Action on its own motion and the time within which it may effect such reconsideration has passed; and (d) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed.

I-4

“Form S-4” has the meaning set forth in Section 5.3(a).

“Fractional Share Proceeds” has the meaning set forth in Section 2.2(f).

“FRN” has the meaning set forth in Section 3.6(a).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Hazardous Substance” means any substance that is listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” has the meaning set forth in Section 2.3(a).

“Indemnified Parties” has the meaning set forth in Section 5.13(a).

“Initial Warrant” means any warrant issued by the Company to a Lender pursuant to Section 1.5 of the Loan Agreement.

“Initial Warrantholder” means a holder of an Initial Warrant.

“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, (b) pending or registered trademarks or service marks, (c) domain names, (d) copyrights and (e) trade secrets under applicable Law, including confidential and proprietary information and know-how.

“Interference Consent” shall mean, with respect to any FCC License, any Contract between any past or present holder of such FCC License, on the one hand, and any past, present or proposed holder of an FCC license for spectrum, or any wireless system operator, capacity lessee or sublessee using, leasing, subleasing or proposing to use any such channels, on the other hand, including any service area boundary extension agreements, with respect to or concerning: (a) relocation, relocation costs, or relocation cost sharing under Part 24, 27 or 101 of the FCC Rules; (b) the coordination of adjacent market channel use or other matters concerned with the operation of adjacent markets; (c) co-channel or adjacent channel interference or the limitation of signal strength; (d) the acceptance of interference or signal strength from a third party’s transmitters in excess of the interference or signal strength such third party is entitled to cause or transmit to the authorized service area or service contour of the FCC License under FCC Rules; (e) the location, access to or strength of signals within protected service areas or service contours; (f) transmitter antenna height or characteristics; (g) emission mask or emission type; (h) limiting transmission time; (i) sharing spectrum; (j) placing a limit on the FCC License or any spectrum authorized thereby; (k) limiting, controlling or specifying the content of transmissions or the wave form of transmissions; or (l) any other limitation on or control of the freedom of the past or present holder of the FCC License to deploy the spectrum authorized under such FCC License in accordance with the FCC Rules and applicable Laws.

I-5

“Intervening Event” means an event, occurrence or fact occurring or arising after the date hereof but prior to the Requisite Company Vote being obtained that was neither known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, occurrences or facts constitute an Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (2) any event, occurrence or fact relating to Parent, Merger Sub or any of their respective Affiliates or any competitor of the Company, (3) changes in Law applicable to the Company, or (4) changes in the market price or trading volume of Company Shares or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided further, however, that the underlying causes of such change or fact shall not be excluded by this clause (4).

“IP Group Sale and Trust Distribution” means the actions set forth on the term sheet attached hereto as Exhibit B, including the transfer by the Company of its equity interests in Straight Path IP Group, Inc. to IDT Corporation, the formation of the Trust, and the distribution of the interests in the Trust to the Company’s stockholders on a pro rata basis prior to the Effective Time.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (a) with respect to the Company and its Subsidiaries, the actual knowledge after reasonable inquiry of Davidi Jonas, Jonathan Rand, Dave Breau and Yonatan Cantor and (b) with respect to Parent, the actual knowledge of Craig Silliman.

“Laws” means, collectively, any applicable federal, state, local or foreign law, statute or ordinance, common law, or any applicable rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Lender” means each lender named on Schedule A to the Loan Agreement.

“Loan Agreement” means that certain Loan Agreement, dated as of February 6, 2017, by and among the Company and each Lender.

I-6

“Material Adverse Effect” means any fact, circumstance, change, event, development, occurrence or effect that (a) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that, with respect to clauses (a) and (b), above, the term “Material Adverse Effect” shall not include any such effect relating to or arising from:

(i)       changes or conditions (including political conditions) generally affecting (x) the United States economy or financial markets or (y) the industries in which the Company and its Subsidiaries operate;

(ii)      the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(iii)     any changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(iv)     the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national international or regional calamity;

(v)      any change in the market price or trading volume of the Shares (but not the underlying cause of such change;

(vi)     the execution, announcement or performance or existence of this Agreement;

(vii)    the identity of Parent or Merger Sub; and

(viii)   any actions taken to the extent expressly required by this Agreement or taken at the written request of Parent or Merger Sub;

provided, further, that, with respect to clauses (i), (ii), (iii) and (iv), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 3.12(a)(xiii).

“Material Lease” has the meaning set forth in Section 3.12(a)(ii).

“Merger” has the meaning set forth in Section 1.1.

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Global Select Market.

I-7

“Non-License Portfolio Assets” means assets of the company other than the licenses listed in Appendix A of the FCC Consent Decree.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, ruling or judgment of a Governmental Entity, whether temporary, preliminary or permanent.

“Owned Intellectual Property” means Intellectual Property owned by the Company and its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Plans” has the meaning set forth in Section 5.11(c).

“Parent Reports” has the meaning set forth in Section 4.4(a).

“Parent Share Value” means the five (5)-day volume-weighted average per share price, rounded to two decimal points, of Parent Shares on the NYSE (as reported on Bloomberg) for the period of the five (5) consecutive trading days ending on the second full trading day prior to the Effective Time.

“Parent Shares” means shares of the common stock of Parent.

“Parent Termination Fee” means $85,000,000.

“Per Share Amount” has the meaning set forth in Section 2.1(b).

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(b).

“Permits” means permits, franchises, grants, easements, variances, exceptions, consents, certificates, approvals, waivers, orders, licenses or other authorizations with any Governmental Entity (excluding the FCC Licenses).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as defined in the Exchange Act).

“Preferred Shares” has the meaning set forth in Section 3.2(a).

“Promissory Note” means each promissory note made by the Company to a Lender pursuant to the Loan Agreement.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.3(a).

I-8

“PUC” means any state public service, public utility or similar state regulatory commission or similar state regulatory body with jurisdiction over intrastate telecommunications services or facilities.

“Real Property” means all real property and real property leasehold interests (including all leases, licenses, rights to use and similar property rights and all related easements and rights of way with respect to access roads) of the Company or any of its Subsidiaries together with all water lines, rights of way, uses, Permits, hereditaments, tenements, appurtenances, equipment and antennas belonging or appertaining thereto and any and all assignable warranties with respect thereto.

“Representatives” has the meaning set forth in Section 5.2(a).

“Requisite Company Vote” has the meaning set forth in Section 3.3(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Share” or “Shares” has the meaning set forth in Section 2.1(b).

“Staff” has the meaning set forth in Section 5.3(b).

“Stockholders Meeting” has the meaning set forth in Section 5.4.

“Subsidiary” means, with respect to any Person, any other Person (a) of which at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (b) of which such Person is the general partner or (c) whose business and policies such Person and/or one or more of its Subsidiaries has the power to control.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal by a third party or group (as defined in or under Section 13 of the Exchange Act) that would result in such third party or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of the Company, or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Company, that the Company Board has determined in good faith, after consultation with outside legal counsel and an independent financial advisor of nationally recognized reputation, that the Company Board has determined in its good faith judgment is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.2(e)).

I-9

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 3.14.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Date” means February 12, 2018.

“Trust” means the trust created for the purposes of the IP Group Sale and Trust Distribution.

“Voting Agreement” has the meaning set forth in the Recitals.

“Warrant” means an Initial Warrant or an Additional Warrant.

I-10

EXHIBIT A

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 11, 2017 (this “Agreement”), by and among Verizon Communications Inc., a Delaware corporation (“Parent”), The Patrick Henry Trust (the “Trust”) and Howard S. Jonas (“Mr. Jonas”).

RECITALS

WHEREAS, pursuant to that certain Trust Agreement, dated July 31, 2013, by and between Mr. Jonas and Alliance Trust Company LLC, as the “Trustee” (the “Trust Agreement”), Mr. Jonas conferred on the Trustee, subject to the terms of the Trust Agreement, the sole responsibility to administer the Trust and to manage Trust assets without the participation by, or the knowledge of, any interested party, including the unfettered discretion over voting rights with respect to corporate shares held by the Trust and any other rights that may accompany ownership of such shares;

WHEREAS, pursuant to the Trust Agreement, Mr. Jonas has retained all decision powers over final dispositions, has the sole right to vote the corporate shares with respect to any such matter and has the right to direct the Trustee to dispose of such corporate shares from time to time in Mr. Jonas’ sole discretion;

WHEREAS, Straight Path Communications Inc., a Delaware corporation (the “Company”), Parent and Waves Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of May 11, 2017 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving the Merger as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Trust is the record owner and Beneficial Owner (as hereinafter defined) of 787,163 shares (the “Trust Common Shares”) of Class A common stock of the Company (the “Class A Shares”), which are convertible into the Company’s Class B common stock (the “Common Stock”), all of which shares Mr. Jonas controls the right to vote in connection with stockholder approval of the Merger;

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Trust agree, and the Trust has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein, including with respect to the Covered Shares (as hereinafter defined).

Ex-A-1

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

ARTICLE 1
GENERAL

1.1       Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Bankruptcy and Equity Exception” means the extent to which the enforceability of a Contract may be limited by (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, (a) is the record owner of such security; (b) has or shares voting power which includes the power to vote, or to direct the voting of, such security; and/or (c) has or shares investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Covered Shares” means the Trust Common Shares that are Beneficially Owned by the Trust or by Mr. Jonas, together with any other shares of Common Stock or other voting securities of the Company and any securities convertible into or exercisable or exchangeable for Common Stock or other voting securities of the Company, in each case that the Trust or Mr. Jonas acquires Beneficial Ownership of prior to the termination of this Agreement in accordance with its terms.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option, derivative or other agreement or understanding (including any profit or loss sharing arrangement) with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.

Ex-A-2

ARTICLE 2
VOTING

2.1       Agreement to Vote. The Trust and Mr. Jonas hereby agree that during the term of this Agreement, at the Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, the Trust shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a)       appear (in person or by proxy) at each such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)       vote (or cause to be voted), in person or by proxy, all of the Covered Shares: (i) in favor of the Merger and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including any amended and restated Merger Agreement or amendment to the Merger Agreement that increases the Per Share Merger Consideration or otherwise is or results in the Merger Agreement being more favorable to the Trust than the Merger Agreement in effect as of the date of this Agreement; (ii) in favor of the approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Trust contained in this Agreement; (iv) against any action, proposal, transaction or agreement that would reasonably be expected to impede, materially delay or adversely affect the consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement, any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws); and (v) against any Acquisition Proposal;

provided, however, that, notwithstanding the foregoing, in the event that there is any amendment to the Merger Agreement which (w) reduces or changes the form of the Per Share Merger Consideration, (x) changes the payment terms of the Merger Consideration in any respect adverse to the holders of the Common Stock, (y) waives the condition to the obligation of the Company set forth in Section 6.3(c) (Tax Opinion) of the Merger Agreement or amends that condition in a manner that is adverse to the holders of the Common Stock, or (z) effects any change that is materially adverse to the holders of the Common Stock, neither the Trust nor Mr. Jonas shall have any obligation to vote any of the Covered Shares in accordance with this Section 2.1 in favor of the Merger or with respect to the Merger Agreement as so amended or take any other action under this Article 2.

2.2       No Inconsistent Agreements.

(a)       Each of the Trust and Mr. Jonas hereby represents, covenants and agrees that, except for this Agreement, each of the Trust and Mr. Jonas (i) has not entered into, and shall not enter into, any voting agreement, voting trust or similar agreement or understanding, with respect to any of the Covered Shares, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any of the Covered Shares, (iii) has not given, and shall not give, any voting instructions in any manner inconsistent with clause (a) and clause (b) of Section 2.1, with respect to any of the Covered Shares and (iv) has not taken and shall not knowingly take any action that would constitute a breach hereof, make any representation or warranty of the Trust contained herein untrue or incorrect or have the effect of preventing or disabling the Trust from performing any of its obligations under this Agreement.

Ex-A-3

2.3       Other Voting. Subject to the limitations set forth in the Trust Agreement, the Trust may vote on all issues that may come before a meeting of the stockholders of the Company in its sole discretion; provided that such vote does not contravene the provisions of this Article 2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of Mr. Jonas. Mr. Jonas hereby represents and warrants to Parent as follows:

(a)       Authorization; Validity of Agreement. Mr. Jonas has the requisite power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Mr. Jonas and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of Mr. Jonas, enforceable against Mr. Jonas in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)       Consents and Approvals. The execution and delivery of this Agreement by Mr. Jonas does not, and the performance by Mr. Jonas of his obligations under this Agreement and the consummation by him of the transactions contemplated by this Agreement will not, require Mr. Jonas to obtain any consent, approval, order, waiver, authorization or permit of or any filing with or notification to, any Governmental Entity or other Person (other than the Trustee).

(c)       Reliance by Parent. Mr. Jonas understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Mr. Jonas’ execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Mr. Jonas contained herein.

(d)       No Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or other proceeding pending or, to the knowledge of Mr. Jonas, threatened against Mr. Jonas at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of Mr. Jonas to perform his obligations hereunder or consummate the transactions contemplated hereby.

3.2       Representations and Warranties of the Trust. The Trust hereby represents and warrants to Parent as follows:

(a)       Organization; Authorization; Validity of Agreement; Necessary Action. The Trust is a trust, duly organized and validly existing under the Law of its jurisdiction of organization. The Trust has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Trust of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action by the Trust on behalf of the Trust and no other actions or proceedings on the part of the Trust or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Trust and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, subject to the Bankruptcy and Equity Exception. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Ex-A-4

(b)       Ownership. The Trust is the owner of record and Beneficial Owner of the Trust Common Shares, free and clear of any Liens and any other limitations or restrictions (including any restrictions on the right to vote), other than (i) any Liens pursuant to this Agreement, (ii) transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, (iii) any Liens granted in connection with a general pledge of Covered Shares to the Trust’s prime broker, which do not and will not affect the Trust’s Beneficial Ownership of the Covered Shares, and (iv) the Trust Agreement. As of the date of this Agreement, the Trust Common Shares constitute all of the Common Stock Beneficially Owned by the Trust, and the Trust does not Beneficially Own any (A) shares of capital stock or voting securities of the Company or (B) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company other than the Trust Common Shares. The Trust and Mr. Jonas are the only Beneficial Owners and have and will have at all times during the term of this Agreement the only Beneficial Ownership, voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in Article 2 hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Shares Beneficially Owned by the Trust at all times through the Closing Date.

(c)       Non-Contravention. The execution, delivery and performance of this Agreement by the Trust does not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of the Trust, (ii) contravene or conflict with, or result in any violation or breach of, any Law or Order applicable to the Trust or by which any of its assets or properties is bound, (iii) conflict with or result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Trust is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of the Trust, except for any of the foregoing as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Trust to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Ex-A-5

(d)       Consents and Approvals. The execution and delivery of this Agreement by the Trust does not, and the performance by the Trust of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require the Trust to obtain any consent, approval, order, waiver, authorization or permit of or any filing with or notification to, any Governmental Entity or other Person (other than Mr. Jonas).

(e)       Reliance by Parent. The Trust understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Trust’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of the Trust contained herein.

(f)       No Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or other proceeding pending or, to the knowledge of the Trust, threatened against the Trust at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of the Trust to perform the Trust’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 4
OTHER COVENANTS

4.1       No Proxies for or Unauthorized Transfer of Shares. During the term of this Agreement, the Trust shall not, directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any of the Covered Shares, or (b) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein.

4.2       Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the terms “Trust Common Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. The Trust hereby agrees, while this Agreement is in effect, promptly to notify Parent and the Company of the number of any new shares of Common Stock with respect to which Beneficial Ownership is acquired by the Trust, if any, after the date hereof and before the Effective Time. Any such shares shall automatically become subject to the terms of this Agreement as Covered Shares as though owned by the Trust as of the date hereof.

4.3       No Solicitation. Each of the Trust and Mr. Jonas hereby agrees that neither it nor he shall, directly or indirectly, take any action that the Company is otherwise prohibited from taking under Section 5.2(a) of the Merger Agreement (which, for the avoidance of doubt, for the purposes of this Article 4 only, shall be deemed to be the Merger Agreement in effect on the date hereof). The Trust and Mr. Jonas agree that it and he, respectively shall, immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore with any Person other than Parent with respect to any Acquisition Proposal. Notwithstanding the foregoing, Mr. Jonas and the Trust, directly or indirectly through its Affiliates, representatives, advisors or other intermediaries, may, prior to the Stockholders Meeting, engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Acquisition Proposal not resulting from or arising out of a breach of this Section 4.3 or Section 5.2(a) of the Merger Agreement.

Ex-A-6

4.4       Waiver of Actions. Each of the Trust and Mr. Jonas hereby irrevocably and unconditionally agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, any of the other parties to the Merger Agreement or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any proceeding (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into this Agreement or the Merger Agreement. Each of the Trust and Mr. Jonas hereby (i) irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect, any rights to demand appraisal of the Covered Shares or rights of dissent, and (ii) agrees to receive payment for the Covered Shares under the Merger Agreement.

4.5       Further Assurances. In addition to Section 4.3, during the term of this Agreement, from time to time, at Parent’s request and without further consideration, the Trust shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Trust and Mr. Jonas each hereby authorizes Parent and the Company to publish and disclose in the Proxy Statement/Prospectus and in any other announcement or disclosure required by applicable Law the Trust’s and Mr. Jonas’ identity and ownership of the Covered Shares and the nature of the Trust’s and Mr. Jonas’ obligations under this Agreement; provided, that in advance of any such announcement or disclosure, the Trust and Mr. Jonas shall each be afforded a reasonable opportunity to review and approve (not to be unreasonably withheld or delayed) such announcement or disclosure. Each of the Trust and Mr. Jonas agrees to notify Parent and the Company as promptly as reasonably practicable of any required corrections with respect to any written information supplied by the Trust and Mr. Jonas specifically for use in any such disclosure document. Except as otherwise required by applicable Law or listing agreement with a national securities exchange or a Governmental Entity, the Company and Parent will not make any other disclosures regarding the Trust or Mr. Jonas in any press release or otherwise without the prior written consent of the Trust and Mr. Jonas (not to be unreasonably withheld or delayed).

ARTICLE 5
MISCELLANEOUS

5.1       Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate on the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof, (c) a Change of Recommendation relating to a Superior Proposal or Intervening Event in accordance with the terms of Section 5.2(e) and Section 5.2(f), respectively, of the Merger Agreement, (d) the date of any amendment, modification, change or waiver of any provision of the Merger Agreement that would terminate the Trust or Mr. Jonas’s obligation to vote any of the Covered Shares pursuant to the proviso at the end of Section 2.1 hereto, or (e) February 12, 2018.

Ex-A-7

5.2       No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Trust and Mr. Jonas, and Parent and Merger Sub shall have no authority to direct the Trust or Mr. Jonas in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3       Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

(a)	if to Parent to:

Verizon Communications Inc.
One Verizon Way

Basking Ridge, NJ 07920-1097

Attention:	William L. Horton, Jr., VC44E219
Michael Rosenblat, VC54S407
Fax:	(908) 766-3818

with a copy (which shall not constitute notice) to each of:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Attention:	Jeffrey J. Rosen
Michael A. Diz
Fax:	(212) 909-6836

(b)	if to the Trust:

Alliance Trust Company LLC

5375 Kietzke Lane, Second Floor

Reno, Nevada 89511

Attention: Greg Crawford

Facsimile: gcrawford@alliancetrustcompany.com

(c)	if to Mr. Jonas:

Howard Jonas

c/o IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Email: howard.jonas@idt.net

with a copy (which shall not constitute notice) to:

Boies Schiller Flexner LLP

333 Main Street

Armonk, NY 10504

Attention: Jason Cyrulnik

Email: jcyrulnik@bsfllp.com

Ex-A-8

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier. As soon as is reasonably practicable following receipt thereof, Parent shall provide the Company (at the address of the Company set forth in Section 8.6 of the Merger Agreement) with a copy of any notice received from the Trust or Mr. Jonas, or delivered by Parent to the Trust or Mr. Jonas (which copy shall not constitute notice to any party hereto).

5.4       Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

5.5       Governing Law and Venue; Waiver of Jury Trial.

(a)       THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Ex-A-9

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6       Amendment; Waiver. This Agreement may not be amended or modified in any way except by an instrument in writing signed by the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

5.7       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

5.8       Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement is void. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Ex-A-10

5.9       Interpretation; Construction.

(a)       The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)       The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.10       Trust Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Trust are made solely with respect to the Trust and the Covered Shares. The Trust is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Subsidiary of the Company) solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company), including, without limitation, to the extent applicable, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.2(b) of the Merger Agreement. Nothing contained herein, and no action taken by the Trust or Mr. Jonas pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

5.11       Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

5.12       Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

5.13       Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Signature page follows]

Ex-A-11

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

VERIZON COMMUNICATIONS INC.

By:
Name:	Matthew D. Ellis
Title:	Chief Financial Officer

Ex-A-12

THE PATRICK HENRY TRUST By: Alliance Trust Company LLC, as Trustee

By:
Name:
Title:

Ex-A-13

HOWARD S. JONAS

Ex-A-14

EXHIBIT B

STRICTLY PRIVATE AND CONFIDENTIAL	April 9, 2017

TERM SHEET

SETTLEMENT OF CLAIMS1

Settlement Consideration and Release:

Straight Path Communications Inc. (“Straight Path”) and IDT Corporation (“IDT”) to execute a Settlement Agreement to provide for, among other things, the following steps to be completed as soon as practicable and no later than 45 days following the date of the Settlement Agreement (the “Closing Date”):

1.    IDT to pay Straight Path (including on behalf of its subsidiaries) $16 million in cash, comprised of (i) $10 million (along with the Contingent Payment Rights described below) as a settlement of claims asserted against IDT by Straight Path and (ii) $6 million in cash in exchange for the Current Patent Portfolio (described below);

2.    All shareholders of Straight Path IP Group, Inc. (“Existing SPIP”) to transfer all of their Existing SPIP shares to a newly formed Delaware corporation (“New SPIP”) in exchange for identical New SPIP shares, followed by a conversion of Existing SPIP to a Delaware limited liability company (“SPIP LLC”). Following the conversion, (i) the equity capital structure of SPIP LLC to be recapitalized to include the Contingent Payment Right (as described below), and (ii) SPIP LLC to transfer to New SPIP those assets and liabilities not utilized in connection with the Current Patent Portfolio (described below) and the assertion of rights in connection therewith (SPIP LLC to be a disregarded entity and then taxable as a partnership);

3.   New SPIP to transfer the Contingent Payment Right to Straight Path in redemption of a corresponding amount of New SPIP shares held by Straight Path;

4.    Straight Path to transfer its remaining New SPIP shares to IDT (or a designee or assignee of IDT);

5.    Straight Path and IDT to execute mutual general releases of claims, including but not limited to indemnification claims relating to any FCC investigation or consent decree, class action, derivative action or any other claim, threatened or otherwise, known or unknown, arising from any action by the other party, its affiliates, subsidiaries, shareholders, officers or directors; provided that such release does not release either party’s obligations under the Tax Separation Agreement between IDT and Straight Path, dated July 31, 2013.

The payment of the settlement consideration under paragraph 1, subclause (i) above to be reported as a tax-free contribution to capital by IDT to Straight Path effective prior to the spin-off.

[1]	NTD: This settlement structure is subject to tax review and satisfactory completion of due diligence on the IP claims.

Ex-B-1

Straight Path IP Group:

IDT and SPIP LLC agree to use commercially reasonable efforts to assert all patent rights, including all ownership, license, or other rights in the patents held by SPIP LLC at the Effective Time (the “Current Patent Portfolio”).

IDT, its affiliate, subsidiary, or assignee to agree to provide $20 million in cash or services to SPIP LLC (directly or through New SPIP) to be used for prosecuting and asserting the Current Patent Portfolio, except if the relevant patents or claims are held to be invalid or the lawsuits may not be asserted in a commercially reasonable manner. No more than $5 million of services shall be provided directly by IDT employees or executives without the approval by the Trust (described below), which consent shall not be unreasonably withheld, delayed or conditioned.

SPIP LLC (and any successor) to have the sole purpose of holding, defending and prosecuting the Current Patent Portfolio (and making the payments described herein).

SPIP LLC shall not, and IDT shall not cause SPIP LLC to, sell, transfer or assign all or any part of SPIP LLC's interest in the Current Patent Portfolio to any IDT affiliate or subsidiary, or to any person who is a director, officer or employee of IDT or any of its affiliates and subsidiaries, or where such transaction would otherwise constitute a related party transaction, unless (i) the Trust consents to the proposed sale, transfer or assignment, or (ii) the Current Patent Portfolio remains subject to the Contingent Payment Right.

Ex-B-2

Contingent Payment Right:

A membership interest in the SPIP LLC which is entitled to distributions of any revenue with respect to the Current Patent Portfolio reasonably promptly following the receipt of such revenue equal to 22% of any “Net Recovery.” For the sake of clarity, in the event of a sale or assignment of IDT’s interest in New SPIP or SPIP LLC, the proceeds of such sale or assignment shall belong entirely to IDT, and the parties hereto have no Contingent Payment Right with respect to such proceeds.

“Net Recovery” means all revenue received by SPIP LLC as the result of any license, transfer, or assignment of any part of the Current Patent Portfolio, or any settlement, award, or judgment involving any part of the Current Patent Portfolio, less out-of-pocket third party fees, expenses and costs actually incurred by SPIP LLC or IDT, and the reasonable services provided by IDT its employees or executives, after the Effective Date (including any payment made to law firms and other vendors following the Effective Date regardless of when those payments were earned) in patent prosecution or patent litigation (if any) related to the settlement award or judgment resulting in such revenue, including but not limited to any attorneys’ fees, consultant or court costs, fees of experts and other costs and expenses related to the assertion of the patent rights.

Net Recovery to be subject to verification through an audit procedure, not to be exercised more than once per year (the cost of which shall be paid by the Trust).

Trust:[2]

Straight Path to form a trust (the “Trust”) and transfer the Contingent Payment Right to such trust in exchange for a single class of beneficial interests in such trust. If the independent directors of Straight Path immediately prior to the Effective Time are not the initial trustees of such trust, any replacement trustees must be third parties who had no involvement whatsoever in resolving the disputes underlying this settlement agreement and must be approved by IDT, such consent not to be unreasonably withheld, delayed or conditioned.

The trust interests will be non-transferable and non-assignable, in whole or in part. The interests will not be registered as securities under the U.S. Securities Exchange Act of 1934, as amended.

Straight Path to fund the trust in the amount of $4.5 million to pay all expenses of the trust, including administration expenses, compensation, fees and expenses of the trustees, indemnification amounts, insurance premiums, and fees and expenses of attorneys, consultants and other experts retained by, or at the direction of, the trustees. IDT to have no responsibility for any expenses of the trust.

The trust is intended to be classified as a grantor trust for U.S. federal income tax purposes.

Distribution to Straight Path Stockholders:	Straight Path to distribute the trust interests to Straight Path stockholders as a special dividend prior to the Closing Date.
Right to Assign:

IDT may assign its rights and interest to an affiliate or a third party, except it cannot assign its rights to a defendant in one of its IP lawsuits without the Trust’s consent unless the funds paid in respect of such transfer are included as revenue in the calculation of Net Recovery for purposes of the Contingent Payment Right.

Final Agreement:	This Term Sheet is intended by the parties to be an outline of the terms for certain matters to be entered into between the parties after signing. It is intended that such terms shall be incorporated into the Settlement Agreement signed by the parties. Additional terms and conditions may also be agreed upon in the Settlement Agreement. If for any reason more definitive documents have not been signed by the parties prior to the Closing Date set forth in any Merger Agreement into which Straight Path enters, this Term Sheet shall be the final and binding agreement with respect to the matters addressed herein. This term sheet supersedes the term sheet entered into by the parties on April 6, 2017.

[2]	NTD: The form of entity to hold the Contingent Payment Right for the benefit of Straight Path stockholders subject to further tax and other considerations.

Ex-B-3

IN WITNESS WHEREOF, each of the parties has caused this Term Sheet to be executed as of the date first written above.

STRAIGHT PATH COMMUNICATIONS INC.

By:	/s/ Dave Breau
Name: Dave Breau
Title: General Counsel

IDT CORPORATION

By:	/s/ Shmuel Jonas
Name: Shmuel Jonas
Title: CEO

Ex-B-4

EXHIBIT C

FORM OF COMPANY
CERTIFICATE

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Re:	Agreement and Plan of Merger (the “Agreement”), dated as of [ ], by and among Verizon Communications Inc., a Delaware corporation, (“Parent”), Waves Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), and Straight Path Communications Inc., a Delaware corporation (“Straight Path”).

In connection with the opinion to be delivered by Weil, Gotshal & Manges LLP pursuant to Section 6.3(c) of the Agreement (the “Tax Opinion”), and recognizing that Weil, Gotshal & Manges LLP will rely on this certificate in delivering such opinion, Straight Path hereby certifies, after due inquiry and investigation, that the following statements and representations are, to the extent relating to Straight Path (and to the extent otherwise without reason to believe to the contrary), true, correct, and complete as of the date hereof and will continue to be true, correct, and complete as of the Effective Time,1 and thereafter where relevant:

1.	Straight Path has no outstanding equity interests other than the Shares, Company Options, Warrants and Company Restricted Stock. At the Effective Time, Straight Path will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which, following the Merger, any person could acquire an interest in Straight Path (or any successor of Straight Path).

2.	The consideration to be issued in the Merger to the stockholders of Straight Path was determined on the basis of arm’s-length negotiation among the parties. The fair market value of the Per Share Merger Consideration and any other consideration to be received by each stockholder of Straight Path will be approximately equal to the fair market value of each Share surrendered in the Merger.

1 Any capitalized term used but not defined herein has the meaning given to such term in the Agreement. Unless otherwise indicated, all “Section” references herein are to the Internal Revenue Code of 1986, as amended, and all “Treas. Reg. §” references are to the Treasury regulations promulgated thereunder.

Ex-C-1

3.	In the Merger, all Shares will be exchanged solely for Parent Shares. For purposes of this representation, Shares redeemed or exchanged for cash or other property provided, directly or indirectly, by Parent will be treated as outstanding Shares at the Effective Time and as acquired by Parent.

4.	Prior to and in connection with, or in contemplation of, the Merger or otherwise as part of a plan of which the Merger is a part, no outstanding Shares have been or will be (i) redeemed by Straight Path, (ii) acquired by a person related to Straight Path (within the meaning of Treas. Reg. § 1.368-1(e)(4)) (a “Straight Path Related Person”) or (iii) the subject of any distribution by Straight Path that is treated as other property or money received in the Merger for purposes of Section 356 or would be so treated if the holder of Shares also received stock of Parent in exchange for such stock of Straight Path, other than possibly the distributions pursuant to the IP Group Sale and Trust Distribution. Neither Straight Path nor any Straight Path Related Person has paid or will pay, in connection with the Merger or otherwise as part of a plan of which the Merger is a part, any amount to, or on behalf of, any stockholder of Straight Path in connection with any sale, redemption or other disposition of any Shares or Parent Shares. For purposes of this representation and representation 17: (i) any reference to Straight Path or Parent includes a reference to any successor or predecessor of such corporation, except that Straight Path is not treated as a predecessor of Parent and Parent is not treated as a successor of Straight Path; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of Parent Shares or Shares by a person acting as an intermediary for, or pursuant to any transaction, agreement, arrangement or other understanding with, Parent, Straight Path, a Parent Related Person (defined below) or a Straight Path Related Person will be treated as made by Parent, Straight Path, such Parent Related Person or such Straight Path Related Person, respectively.

5.	In connection with the Merger, Straight Path has not sold, transferred or otherwise disposed of any of its assets as would prevent Parent or members of its qualified group (within the meaning of Treas. Reg. § 1.368-1(d)(4)(ii)) from continuing the “historic business” of Straight Path or using a “significant portion” of Straight Path’s “historic business assets” in a business, as such terms are used in Treas. Reg. § 1.368-1(d), after the Merger.

Ex-C-2

6.	After the Merger, the Surviving Corporation will hold (i) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Straight Path immediately prior to the Merger and (ii) to the knowledge of Straight Path, at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets of Straight Path or Merger Sub, as applicable, held immediately prior to the Merger: amounts (i) used (or to be used) by Straight Path or Merger Sub to pay Merger expenses, (ii) paid (or to be paid) by Straight Path or Merger Sub to redeem stock, securities, warrants, or options of Straight Path as part of any overall plan of which the Merger is a part, (iii) used (or to be used) to repay debt, other than any debt that is refinanced in connection with the Merger, and (iv) distributed (or to be distributed) by Straight Path or Merger Sub to the stockholders of Straight Path (except for regular, normal dividends) as part of any overall plan of which the Merger is a part, including for this purpose, distributions pursuant to the IP Group Sale and Trust Distribution. Neither Straight Path nor, to the knowledge of Straight Path, Merger Sub, has disposed of any assets prior to the Merger which disposition was made in contemplation of, or as part of, the Merger, other than possibly the distributions pursuant to the IP Group Sale and Trust Distribution.

7.	The sale of stock of [New SPIP] pursuant to the IP Group Sale and Trust Distribution was for consideration approximately equal to the fair market value of such stock.

8.	Except as otherwise provided in the Agreement, Parent, Straight Path, Merger Sub and the stockholders of Straight Path will pay their respective expenses, if any, incurred in connection with the Merger.

9.	Straight Path is not (A) an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) or (B) under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A).

10.	There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Merger Sub), on the one hand, and Straight Path (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount.

11.	In the Merger, no liabilities of the Straight Path stockholders will be assumed by Parent or Merger Sub, nor to the best of the knowledge of the management of Straight Path will any Shares be subject to any liabilities.

12.	On the date of the Merger, the fair market value of the assets of Straight Path will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

13.	The liabilities of Straight Path and the liabilities to which its assets are subject were incurred by Straight Path in the ordinary course of its business and are associated with the assets transferred.

14.	None of the compensation to be received by any stockholder-employee or stockholder-consultant of Straight Path will be separate consideration for, or allocable to, any of such person’s Shares; and none of the Parent Shares to be received by any stockholder-employee or stockholder-consultant of Straight Path in the Merger will be separate consideration for, or allocable to, any past or future services.

Ex-C-3

15.	The Merger is being effected for bona fide business reasons, as described in the Form S-4 filed in connection with the Merger, including the Proxy Statement/Prospectus contained therein as a prospectus, and not for the purposes of tax avoidance.

16.	The information relating to the Merger and all related transactions (including, but not limited to, all representations, warranties, covenants and undertakings) set forth in the Agreement and the Form S-4 filed in connection with the Merger, including the Proxy Statement/Prospectus contained therein as a prospectus, insofar as such information relates to Straight Path, or the plans or intentions of Straight Path set forth in the Agreement or the Form S-4 (including the Proxy Statement/Prospectus), is true, correct and complete in all material respects.

17.	The Agreement represents the full and complete agreement between Straight Path, Parent and Merger Sub regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Agreement.

18.	To the Knowledge of Straight Path, in connection with or in contemplation of the Merger, no Shares will be acquired by Parent, any person related to Parent (within the meaning of Treas. Reg. § 1.368-1(e)(4) (a “Parent Related Person”)) or any person acting as agent or intermediary for any of them for any consideration other than the Merger Consideration. To the Knowledge of Straight Path, neither Parent nor any Parent Related Person has any plan, intention, obligation, agreement or understanding to, and will not in connection with the Merger, directly or indirectly redeem, repurchase or otherwise acquire any of the Parent Shares issued to Straight Path stockholders in the Merger.

19.	To the Knowledge of Straight Path, no holder of Shares acted as an agent for Parent in connection with the Merger or approval thereof.

20.	Straight Path will report the Merger for U.S. federal income tax purposes, and will not take a position on any federal, state or local income or franchise tax return, or take any other reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a), unless otherwise required by a final “determination” (as defined in Section 1313(a)(1)), or by applicable state or local income or franchise tax law. Straight Path has no plan or intention to take, or cause or permit its subsidiaries to take, any action that would be reasonably likely to prevent the Merger from qualifying as a reorganization under Section 368(a).

21.	Straight Path is a corporation within the meaning of Section 7701(a)(3).

22.	The individual executing this letter is authorized to make all of the representations set forth herein on behalf of Straight Path.

Straight Path understands that Weil, Gotshal & Manges LLP, as special counsel to Straight Path, has not undertaken to verify independently, and has not verified, the facts providing the basis of this letter, nor has such firm been asked to do so. The undersigned recognizes that the Tax Opinion will be based on the representations set forth herein and on the statements contained in the Agreement and documents related thereto. The Tax Opinion will be subject to certain limitations and qualifications, including that they may not be relied upon if any such representations or statements are not accurate in all respects. Straight Path will promptly inform you in writing if, at or prior to the Effective Time, any of such statements or representations become untrue or incorrect.

[Remainder of page intentionally left blank]

Ex-C-4

IN WITNESS WHEREOF, Straight Path has executed this Certificate on this [    ] day of [    ], 20[    ].

Straight Path Communications Inc.

By:
Name:
Title:

Ex-C-5

EXHIBIT D

FORM OF PARENT

CERTIFICATE

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Re:	Agreement and Plan of Merger (the “Agreement”), dated as of [ ], by and among Verizon Communications Inc., a Delaware corporation, (“Parent”), Waves Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), and Straight Path Communications Inc., a Delaware corporation (“Straight Path”).

In connection with the opinion to be delivered by Weil, Gotshal & Manges LLP pursuant to Section 6.3(c) of the Agreement (the “Tax Opinion”), and recognizing that Weil, Gotshal & Manges LLP will rely on this certificate in delivering such opinion, Parent hereby certifies, after due inquiry and investigation, that the following statements and representations are, to the extent relating to Parent (and to the extent otherwise without reason to believe to the contrary), true, correct, and complete as of the date hereof and will continue to be true, correct, and complete as of the Effective Time,1 and thereafter where relevant:

1.	The consideration to be issued in the Merger to the stockholders of Straight Path was determined on the basis of arm’s length negotiation among the parties. The fair market value of the Per Share Merger Consideration and any other consideration to be received by each stockholder of Straight Path will be approximately equal to the fair market value of each Share surrendered in the Merger.

2.	In the Merger, all Shares will be exchanged solely for Parent Shares. For purposes of this representation, Shares redeemed or exchanged for cash or other property provided, directly or indirectly, by Parent will be treated as outstanding Shares at the Effective Time and as acquired by Parent.

3.	Each Parent Share entitles the holder to vote for the election and the removal of the board of directors of Parent.

1 Any capitalized term used but not defined herein has the meaning given to such term in the Agreement. Unless otherwise indicated, all “Section” references herein are to the Internal Revenue Code of 1986, as amended, and all “Treas. Reg. §” references are to the Treasury regulations promulgated thereunder.

Ex-D-1

4.	In connection with, or in contemplation of, the Merger, no Shares have been or will be acquired by Parent or Merger Sub, any person related to Parent (within the meaning of Treas. Reg. § 1.368-1(e)(4)) (a “Parent Related Person”) or any person acting as agent or intermediary for any of them for any consideration other than the Merger Consideration. For purposes of this representation and representation 7: (i) any reference to Straight Path or Parent includes a reference to any successor or predecessor of such corporation, except that Straight Path is not treated as a predecessor of Parent and Parent is not treated as a successor of Straight Path; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of Shares or Parent Shares by a person acting as an intermediary for, or pursuant to any transaction, agreement, arrangement or other understanding with, Parent, Straight Path, a Parent Related Person or a Straight Path Related Person (defined below) will be treated as made by Parent, Straight Path, such Parent Related Person or such Straight Path Related Person, respectively.

5.	Following the Merger, the “historic business” of Straight Path will be continued by, or a “significant portion” of Straight Path’s “historic business assets” will be used in a business of, Parent or a corporation within Parent’s “qualified group” (as each such term is used in Treas. Reg. § 1.368-1(d)(4)).

6.	Parent has no plan or intention to sell, distribute or otherwise dispose of any of the assets of Straight Path deemed acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) or Treas. Reg. § 1.368-2(k).

7.	In connection with, or in contemplation of, the Merger, none of Parent, Merger Sub, any Parent Related Person or any person acting as agent or intermediary for any of them will (or has any plan or intention to) purchase, exchange, redeem or otherwise acquire (directly or indirectly) any Parent Shares issued to Straight Path stockholders in the Merger. Neither Parent nor any Parent Related Person has participated, or will participate, in a purchase, redemption or other acquisition of Shares made by Straight Path or any person related to Straight Path (within the meaning of Treas. Reg. § 1.368-1(e)(4) (a “Straight Path Related Person”), in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

8.	Parent will have “control” of the Surviving Corporation immediately after the Merger. For purposes of this representation and representation 9, “control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock.

9.	Parent has no plan or intention to, following the Merger, (i) cause or allow the Surviving Corporation to issue additional shares of stock that would result in Parent losing control of the Surviving Corporation or (ii) take any other action (including issuing any rights to acquire stock in the Surviving Corporation) that could result in Parent losing control of the Surviving Corporation, except for transfers permitted by Section 368(a)(2)(C) or Treasury Regulations Section 1.368-2(k).

Ex-D-2

10.	Parent has no plan or intention to (i) liquidate the Surviving Corporation, (ii) merge or convert the Surviving Corporation with or into another corporation or other entity, (iii) otherwise dispose of the stock of the Surviving Corporation or (iv) cause the Surviving Corporation to sell or otherwise dispose of any of the assets of the Surviving Corporation, except for dispositions made in the ordinary course of business or transfers permitted by Section 368(a)(2)(C) or Treasury Regulations Section 1.368-2(k).

11.	After the Merger, the Surviving Corporation will hold (i) to the knowledge of Parent, at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Straight Path immediately prior to the Merger and (ii) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets of Straight Path or Merger Sub, as applicable, held immediately prior to the Merger: amounts (i) used (or to be used) by Straight Path or Merger Sub to pay Merger expenses, (ii) paid (or to be paid) by Straight Path or Merger Sub to redeem stock, securities, warrants, or options of Straight Path as part of any overall plan of which the Merger is a part, (iii) used (or to be used) to repay debt, other than any debt that is refinanced in connection with the Merger, and (iv) distributed (or to be distributed) by Straight Path or Merger Sub to the holders of Straight Path or Merger Sub stock, as applicable (except for regular, normal dividends) as part of any overall plan of which the Merger is a part, including for this purpose, distributions pursuant to the IP Group Sale and Trust Distribution. Neither Merger Sub nor, to the knowledge of Parent, Straight Path has disposed of any assets prior to the Merger which disposition was made in contemplation of, or as part of, the Merger, other than possibly the distributions pursuant to the IP Group Sale and Trust Distribution.

12.	Except as otherwise provided in the Agreement, (i) Parent, Merger Sub, Straight Path and the stockholders of Straight Path will pay their respective expenses, if any, incurred in connection with the Merger, and (ii) none of Parent, Merger Sub, or Straight Path has agreed to assume or will assume any of the expenses of holders of Shares incurred in connection with the Merger.

13.	Neither Parent nor any of its subsidiaries, nor, to the knowledge of Parent, any person related to Parent (within the meaning of Treasury Regulations Section 1.368-1(e)(4)), owns or has owned within the last five years, directly or indirectly, any stock of Straight Path or any instrument (other than the Agreement) giving the holder the right to acquire any such stock.

Ex-D-3

14.	In the Merger, no liabilities of the Straight Path stockholders will be assumed by Parent or Merger Sub, nor to the best of the knowledge of the management of Parent will any Shares be subject to any liabilities.

15.	Neither Parent nor Merger Sub is either an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) or under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A).

16.	There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Merger Sub), on the one hand, and Straight Path (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount.

17.	On the date of the Merger, the fair market value of the assets of Straight Path will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

18.	None of the compensation to be received by any stockholder-employee or stockholder-consultant of Straight Path will be separate consideration for, or allocable to, any of such person’s Shares; none of the Parent Shares to be received by any stockholder-employee or stockholder-consultant of Straight Path in the Merger will be separate consideration for, or allocable to, any past or future services; and the compensation to be paid to any stockholder-employee or stockholder-consultant after the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

19.	The Merger is being effected for bona fide business reasons, as described in the Form S-4 filed in connection with the Merger, including the Proxy Statement/Prospectus contained therein as a prospectus, and not for the purposes of tax avoidance.

20.	The information relating to the Merger and all related transactions (including, but not limited to, all representations, warranties, covenants and undertakings) set forth in the Agreement and the Form S-4 filed in connection with the Merger, including the Proxy Statement/Prospectus contained therein as a prospectus, insofar as such information relates to Parent and Merger Sub, or the plans or intentions of Parent and Merger Sub set forth in the Agreement or the Form S-4 (including the Proxy Statement/Prospectus) is true, correct and complete in all material respects.

21.	The Agreement represents the full and complete agreement between Straight Path, Parent and Merger Sub regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Agreement.

22.	No Straight Path stockholder is acting as agent for Parent or Merger Sub in connection with the Merger or approval thereof, and neither Parent nor Merger Sub will reimburse any Straight Path stockholder for the Shares such holder may have purchased, or for other obligations such holder may have incurred.

Ex-D-4

23.	Following the Merger, Parent will comply, and will cause Merger Sub to comply, with the record-keeping and information filing requirements of Treas. Reg. § 1.368-3.

24.	Parent will (and will cause Merger Sub and the Surviving Corporation to) report the Merger for U.S. federal income tax purposes, and will not take, and will cause Merger not to take, any position on any federal, state or local income or franchise tax return, or take any other reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a), unless otherwise required by a final “determination” (as defined in Section 1313(a)(1)) or by applicable state or local income or franchise tax law. Parent has no plan or intention to take, or cause or permit its subsidiaries to take, any action that would be reasonably likely to prevent the Merger from qualifying as a reorganization under Section 368(a).

25.	Each of Parent and Merger Sub is a corporation within the meaning of Section 7701(a)(3).

26.	Merger Sub is an entity newly formed for the purpose of participating in the Merger, and at no time prior to the Effective Time will Merger Sub have assets (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by Straight Path following the Merger) or business operations.

27.	The individual executing this letter is authorized to make all of the representations set forth herein on behalf of Parent and Merger Sub.

Parent and Merger Sub understand that Weil, Gotshal & Manges LLP, as special counsel to Straight Path has not undertaken to verify independently, and has not verified, the facts providing the basis of this letter, nor has such firm been asked to do so. The undersigned recognizes that the Tax Opinion will be based on the representations set forth herein and on the statements contained in the Agreement and documents related thereto. The Tax Opinion will be subject to certain limitations and qualifications, including that they may not be relied upon if any such representations or statements are not accurate in all respects. Parent will promptly inform you in writing if, at or prior to the Effective Time, any of such statements or representations become untrue or incorrect.

[Remainder of page intentionally left blank]

Ex-D-5

IN WITNESS WHEREOF, Parent, on behalf of Parent and Merger Sub, has executed this Certificate on this [   ] day of [    ], 20[   ].

Verizon Communications Inc.

By:
Name:
Title:

Ex-D-6